UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Conagra Brands, Inc.

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Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

[Inside Front Cover – Intentionally Left Blank]

Conagra Brands, Inc. 222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

August 11, 2017

Dear fellow shareholder:

I am pleased to invite you to join us for the Conagra Brands, Inc. Annual Meeting of Shareholders, which will be held on Friday, September 22, 2017, at 8:30 a.m. Central Daylight Time in the Grand Salon on the 11th floor of the Gwen Hotel, 521 North Rush Street in Chicago, Illinois.

The Annual Meeting will include a report on our business, a discussion of and voting on the matters described in the Notice of 2017 Annual Meeting of Shareholders and Proxy Statement, and a question-and-answer session.

Thank you for your continued investment in Conagra Brands.

Sincerely,

Sean Connolly

Chief Executive Officer

Notice of 2017 Annual Meeting of Shareholders

Date and Time

Friday, September 22, 2017

8:30 a.m. Central Daylight Time

Location

The Gwen Hotel

The Grand Salon (11th Floor)

521 North Rush Street

Chicago, Illinois 60611

If you attend the meeting, you will be asked to present a valid form of government-issued photo identification and an admission ticket or bank/brokerage statement to confirm stock ownership as of the record date.

Audiocast

If you cannot attend the meeting in person, you may join a live audiocast on the Internet by visiting http://www.conagrabrands.com/investor-relations at 8:30 a.m. Central Daylight Time on September 22, 2017.

Items of Business

●	To elect as directors the 11 nominees named in the Proxy Statement
●	To ratify the appointment of KPMG LLP as our independent auditor for fiscal 2018
●	To vote, on an advisory basis, to approve our named executive officer compensation
●	To recommend, on an advisory basis, the frequency of future advisory votes on our named executive officer compensation
●	To transact any other business properly brought before the meeting

Who May Vote

Shareholders of record as of the close of business on July 31, 2017 are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof.

Whether or not you plan to join us in person, please be sure to vote your shares by proxy. It is important that your shares be represented.

August 11, 2017

Colleen Batcheler

Corporate Secretary

Notice of Internet Availability of Proxy Materials

We are pleased to provide access to our proxy materials via the Internet. Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended May 28, 2017 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials first available on or about August 11, 2017.

Summary of the Proxy Statement

We have included this summary of the Proxy Statement to assist your review of the proposals to be acted upon. The following information is only a summary; you should read the entire Proxy Statement before voting.

Voting Items:	Board Recommendation	Page

Item #1 – Election as directors of 11 nominees named in the Proxy Statement	FOR all nominees	2

Item #2 – Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2018	FOR	75

Item #3 – Approval, on an advisory basis, of our named executive officer compensation	FOR	76

Item #4 – Recommendation, on an advisory basis, regarding the frequency of future advisory votes on our named executive officer compensation	ANNUAL	77

 We will also transact any other business that is properly brought before the meeting.

Fiscal 2017 Highlights and Executive Compensation

Fiscal 2017 was another year of significant change for our company. Notably, we took the final steps in our structural transformation to a branded, pure-play packaged food company – Conagra Brands. Our management set challenging goals at the start of the fiscal year, and ultimately led our organization in the accomplishment of the following:

•	Significant portfolio reshaping and contemporizing, by successfully completing the spinoff of our Lamb Weston business into a separate, independent, publicly traded company, by executing a series of acquisitions and divestitures, and by building a full innovation pipeline for fiscal 2018;

•	Increasing our adjusted gross margin by 180 basis points;(1)

•	Completing our plan to deliver $200 million in annual run-rate efficiencies through reductions in our selling, general and administrative expenses;

•	Reducing our total debt by approximately $2.5 billion, maintaining a competitive dividend and repurchasing approximately $1 billion in shares;

•	Exceeding our adjusted earnings per share goal for the year; and

•	Continuing to drive a cultural overhaul at the company.

Our strong performance in fiscal 2017 resulted in above-target payouts under our fiscal 2017 Management Incentive Plan (fiscal 2017 MIP) and positively impacted earned awards under the fiscal 2015 to 2017 cycle of our Performance Share Plan. More specifically:

•	Our fiscal 2017 MIP funded and paid out at above-target levels for each named executive officer, due to our earnings performance during fiscal 2017 and the individual contributions of our executives.

•	Under the fiscal 2015 to 2017 cycle of our long-term, stock-based Performance Share Plan, we achieved three-year financial results that enabled a payout equal to 94.9% of target. For these awards, strong performance in fiscal years 2016 and 2017 overcame weak financial performance in fiscal 2015, prior to Mr. Connolly’s arrival as our Chief Executive Officer.

The Human Resources Committee of the Board of Directors believes that these outcomes appropriately reflect its pay-for-performance philosophy, which is focused on compensating executives based on performance and aligning management’s interests with those of our shareholders. The HR Committee intends to continue focusing on compensating executives based on impact and aligning management’s interests with those of our shareholders.

(1)	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

i

Proxy Statement

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

We are furnishing this Proxy Statement to our shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Conagra Brands, Inc. 2017 Annual Meeting of Shareholders, which we refer to as the 2017 Annual Meeting. We are first making our proxy materials available to shareholders on or about August 11, 2017.

Shareholders of record as of the close of business on July 31, 2017 are entitled to attend and to vote at the 2017 Annual Meeting and at any postponements or adjournments of the 2017 Annual Meeting. On July 31, 2017, there were 415,655,136 voting shares of common stock, par value $5.00 per share, of Conagra Brands issued and outstanding. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Your vote is very important. The Board of Directors recommends that you submit a proxy card in advance of the 2017 Annual Meeting to ensure that the shares of common stock you own will be voted as you direct, even if you are unable to attend the 2017 Annual Meeting.

If you hold shares of common stock of Conagra Brands in your own name (known as ownership “of record”), you may attend the meeting and vote your shares in person or you may vote your shares by proxy in one of the following manners:

•	By completing, signing, dating and returning (in the postage-paid envelope provided) the proxy card enclosed with paper copies of our proxy materials;

•	By visiting the Internet at www.proxyvote.com and following the instructions; or

•	By calling (800) 690-6903 on a touch-tone telephone and following the recorded instructions.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 19, 2017 for shares held in the ConAgra Foods Employee Stock Purchase Plan and the TreeHouse Private Brands Retirement Income Savings Plan. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Thursday, September 21, 2017 for all other shares.

If a broker, bank or other nominee holds your stock (also known as ownership in “street name”), your broker, bank or nominee, as applicable, will send you a voting instruction form. You may vote your shares by completing, signing, dating and returning the voting instruction form according to the instructions provided by your broker, bank or other nominee. If you wish to vote in person at the meeting, you must obtain from your broker, bank or nominee a legal proxy executed in your favor.

Please see “Additional Information” at the end of this Proxy Statement for more information about voting.

Voting Item #1 – Election of Directors

Voting Item #1 – Election of Directors

Identification of Director Nominees

Our business is managed under the direction of the Board of Directors of Conagra Brands, which we refer to in this Proxy Statement as the Board. Based on a recommendation of the Nominating, Governance and Public Affairs Committee of the Board (which we refer to as the N/G/PA Committee), the Board has nominated the 11 directors named in this Proxy Statement for election at the 2017 Annual Meeting. Information about each of the 11 nominees for director is set forth on the pages that follow. If elected, each of the directors will hold office until the Conagra Brands 2018 Annual Meeting of Shareholders, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected.

All of the 11 nominees for director currently serve as members of the Board. All nominees other than Mr. Thomas W. Dickson and Mr. Craig P. Omtvedt were elected by shareholders at our 2016 Annual Meeting of Shareholders.

During fiscal 2017, we completed the spin-off of our Lamb Weston business into a separate, independent, publicly traded company known as Lamb Weston Holdings, Inc. Throughout this Proxy Statement, we refer to this transaction as the Spinoff and to Lamb Weston Holdings, Inc. as Lamb Weston. In connection with the Spinoff, we appointed two of our then-sitting directors, Mr. W. G. Jurgensen and Mr. Timothy R. McLevish to the board of directors of Lamb Weston; they departed our Board upon completion of the Spinoff. Following their departure, the Board appointed Mr. Dickson and Mr. Omtvedt as directors of Conagra Brands. Mr. Omtvedt’s candidacy as a nominee for the Board was suggested by our Chief Executive Officer; he was interviewed by our Chairman and the N/G/PA Committee before being recommended for appointment to the full Board. Mr. Dickson’s candidacy as a nominee was recommended by a shareholder, as discussed more in the next paragraph.

Mr. Bradley A. Alford and Mr. McLevish were initially appointed to the Board pursuant to an agreement, dated July 8, 2015, with JANA Partners LLC, a shareholder. The appointment resulted from discussions between the company and JANA Partners. In connection with these discussions, we entered into an agreement with JANA Partners that contained customary standstill provisions and voting commitments and our commitment to appoint Messrs. Alford and McLevish to the Board. Messrs. Alford and McLevish were re-nominated for election by shareholders at the 2016 Annual Meeting pursuant to an amendment and restatement of the agreement, dated May 27, 2016. Following Mr. McLevish’s departure from the Board in connection with the Spinoff, Mr. Dickson was appointed to the Board pursuant to the agreement. Messrs. Alford and Dickson are being nominated for election by shareholders at the 2017 Annual Meeting pursuant to the agreement. The agreement, as amended and restated, is more fully described in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on May 31, 2016.

If any nominee other than Mr. Alford or Mr. Dickson becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute or to reduce the size of the Board. If during the standstill period either Mr. Alford or Mr. Dickson becomes unavailable to serve as a director, JANA Partners retains the right to identify a successor, who must be reasonably satisfactory to Conagra Brands.

Consideration of Director Independence

The Board has determined that 10 of our 11 nominees for director – directors Alford, Brown, Butler, Dickson, Goldstone, Gregor, Johri, Lenny, Marshall, and Omtvedt – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board has also determined that each of Mr. McLevish, Mr. Jurgensen, and Mr. Andrew J. Schindler, each of whom served as a director during fiscal 2017, had no material relationships with Conagra Brands and was independent within the meaning of applicable independence standards.

Voting Item #1 – Election of Directors

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process to ensure a complete view of each director’s independence.

The Board also reviewed our commercial relationships with companies on whose boards members of the Board served during fiscal 2017 (i.e., Information Resources, Inc., Ford Motor Company, McDonald’s Corporation, Warburg Pincus LLC portfolio companies, Unified Grocers and Illinois Tool Works) or where members of the Board previously served as an executive officer (i.e., Kraft Foods and Walgreens). The relationships with these companies involved Conagra Brands’ purchase or sale of products and services in the ordinary course of business on arms-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee of the Board (which we refer to as the Audit / Finance Committee), must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Conagra Brands. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Human Resources Committee of the Board (which we refer to as the HR Committee). These rules require consideration of the source of HR Committee member compensation, including any consulting, advisory or other compensatory fees paid to the HR Committee member, and HR Committee member affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the HR Committee satisfies these additional independence requirements.

Consideration of Director Nominees’ Skills and Qualifications

The Board has a director succession planning process designed to provide for a highly independent, well-qualified Board that has the diversity, experience, and background to be effective and provide strong oversight for Conagra Brands. The Board regularly evaluates the needs of Conagra Brands and adds new skills and qualifications to the Board as appropriate. The Board desires its members to collectively hold a broad range of skills, education, experiences, and qualifications that can be leveraged for the benefit of the company and its shareholders.

During fiscal 2017, the Board was particularly interested in maintaining a mix of skills, qualifications, backgrounds and experiences that included the following:

• Broad leadership experience	• Corporate governance expertise

• Consumer Packaged Goods expertise	• Risk and compliance oversight expertise

• Financial acumen	• Operations acumen

• A track record of innovation	• Agricultural understanding

• M&A experience	• Public policy experience

• International expertise	• Retail expertise

In addition, all directors are expected to demonstrate high standards of ethics and integrity and to commit sufficient time to effectively carry out the duties of a director. For additional information on the director nomination process, please see “Board Committees – N/G/PA Committee – Director Nomination Process” below.

Voting Item #1 – Election of Directors

A short biography for each director nominee follows.

Director Nominee	Experiences and Qualifications
Bradley A. Alford Age – 61 Retired CEO & Chairman Nestlé USA Director Since July 17, 2015 Independent

Mr. Alford has served as operating partner of Advent International Corporation (a global private equity firm) since March 2016. From 2014 to 2016, he served as an industry advisor to Advent. Previously, Mr. Alford served as the Chief Executive Officer and Chairman of Nestlé USA (a food and beverage company) from January 2006 to October 2012. Mr. Alford has approximately 37 years of experience in the consumer food and packaged goods industry. Prior to leading Nestlé USA, Mr. Alford held a variety of senior leadership roles across the Nestlé organization, including President and CEO of Nestlé Brands from 2003 to December 2005 and President, Confections & Snacks Division, Nestlé USA from 2000 to 2003. Mr. Alford also held various senior roles within Nestlé on a global basis since 1980. Mr. Alford has served as a director of Avery Dennison Corporation (a packaging company) since April 2010 and of Perrigo Company plc (a pharmaceutical company) since February 2017. He also served as a director of Unified Grocers, Inc. (a wholesale grocery products company) from July 2014 until June 2017.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Alford:

•  Broad Leadership Experience:  Broad leadership capabilities and insights from service as Chief Executive Officer and Chairman of Nestlé USA

•  Consumer Packaged Goods Experience:  Over 35 years’ experience in the consumer food and packaged goods industry, with deep knowledge in the food and beverage segments

•  International Experience:  Extensive involvement in global operations and international management assignments

•  Significant M&A Experience:  Significant mergers and acquisitions and integration experience from his career in the food and beverage industry

Thomas K. Brown Age – 61 Retired Group VP, Global Purchasing, Ford Motor Company Director Since October 15, 2013 Independent

Mr. Brown served as Group Vice President, Global Purchasing with Ford Motor Company (a motor vehicles manufacturer) from 2008 until his retirement in August 2013. Mr. Brown served in various leadership capacities in global purchasing after joining Ford Motor Company in 1999. Prior to joining Ford Motor Company, he served in leadership positions at United Technologies Corporation (as Vice President, Supply Chain), QMS, Inc. and Digital Equipment Corporation. He has served as a director and non-executive Chair of Tower International, Inc. (a metal component manufacturing company) since April 2014 and as a director of 3M Company (a global innovation company) since August 2013.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Brown:

•  Broad Leadership Experience:  Broad leadership capabilities and insights from his experience in leadership roles at Ford Motor Company and other companies

•  International Experience:  Vast experience in global purchasing and supply chain at Ford Motor Company and other companies

•  Operations Acumen:  Extensive knowledge of and involvement in global purchasing and supply chain leadership at Ford Motor Company and other companies

•  Corporate Governance Experience:  Understanding of governance issues facing public companies from his board service to other public companies

Voting Item #1 – Election of Directors

Director Nominee	Experiences and Qualifications

Stephen G. Butler Age – 69 Retired Chairman & CEO, KPMG LLP Director Since May 16, 2003 Independent

Mr. Butler served as the Chairman and Chief Executive Officer of KPMG LLP (a national public accounting firm) from 1996 until his retirement in June 2002 and as Chairman of KPMG International from 1999 until his retirement. He held a variety of management positions, both in the United States and internationally, during his 34-year career at KPMG. Mr. Butler has served as a director of Ford Motor Company (a motor vehicles manufacturer) since 2004 and served as a director of Cooper Industries plc (an electrical products manufacturer) from 2002 until 2012.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Butler:

•  Broad Leadership Experience:  Strong leadership capabilities and insights from service as Chairman and Chief Executive Officer of KPMG

•  Financial Acumen and Risk Management:  Expertise in accounting and finance, both in the U.S. and internationally, based on a 34-year career with KPMG

•  International Experience:  Leadership of a global organization, including service as Chairman of KPMG International

•  Corporate Governance Experience:  Broad understanding of governance issues facing public companies from his board service to other public companies.

Sean M. Connolly Age – 52 President & CEO, Conagra Brands, Inc. Director Since April 6, 2015

Mr. Connolly has served as our President and Chief Executive Officer and a member of the Board since April 6, 2015. Previously, he served as President and Chief Executive Officer and a director of The Hillshire Brands Company (a branded food products company) from June 2012 to August 2014, Executive Vice President of Sara Lee Corporation (a branded food products company) and Chief Executive Officer, Sara Lee North American Retail and Foodservice, from January 2012 to June 2012. Prior to joining Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (a branded food products company), from October 2010 to December 2011; President, Campbell USA from 2008 to 2010; and President, North American Foodservice for Campbell from 2007 to 2008. Before joining Campbell in 2002, he served in various marketing and brand management roles at The Procter & Gamble Company (a branded consumer product goods company).

Summary of experiences, qualifications and skills considered in re-nominating Mr. Connolly:

•  Broad Leadership Experience:  Strong leadership capabilities and insights from, among other things, prior service to The Hillshire Brands Company, Campbell Soup Company and other food and consumer goods companies

•  Consumer Packaged Goods Experience:  Broad responsibility for management and financial results of branded food and foodservice businesses, including significant marketing and brand management experience

•  Growth Creator:  Deep leadership capabilities and insights from an extensive career focused on and committed to building leading consumer brands in the food industry

•  Significant M&A Experience:  Transactional experience from his experience with several companies in the food and consumer packaged goods industry

Voting Item #1 – Election of Directors

Director Nominee	Experiences and Qualifications
Thomas W. Dickson Age – 61 Retired President and Chief Executive Officer, Harris Teeter Supermarkets, Inc. Director Since December 7, 2016 Independent

Mr. Dickson most recently served as President and Chief Executive Officer of Harris Teeter Supermarkets, Inc. (a regional supermarket chain) from February 1997 until January 2014. During that time, he also served as a director of Harris Teeter, including as Chairman from March 2006 until January 2014. Prior to becoming President and Chief Executive Officer, Mr. Dickson served as Executive Vice President of Harris Teeter from February 1996 until February 1997 and in various roles at American & Efird, Inc. (an international textile company and subsidiary of Harris Teeter), including as President from February 1994 until February 1996 and as Executive Vice President from February 1991 until February 1994. Mr. Dickson has served as a director of Brixmor Property Group Inc. (a publicly traded REIT) since April 2015. He also served as Chairman of the Board of The Pantry, Inc. (a publicly-traded convenience store chain) from April 2014 until March 2015 and as a director of CST Brands, Inc. (a convenience store chain) from March 2016 until June 2017.

Summary of experiences, qualifications and skills considered in nominating Mr. Dickson:

•  Broad Leadership Experience and Operations Acumen:  Strong leadership capabilities and insights from his service as President and Chief Executive Officer of Harris Teeter and President of American & Efird

•  Retail Experience:  Significant retail experience following 17 years of service to a supermarket chain

•  M&A and Corporate Governance Experience:  Transactional experience and understanding of governance issues facing public companies from his service as CEO and director of other public companies

Steven F. Goldstone Age – 71 Manager, Silver Spring Group, LLC Director Since December 11, 2003 Non-executive Chairman Since October 1, 2005 Independent

Mr. Goldstone has served as non-executive Chairman of the Board since October 1, 2005. He has been a manager of Silver Spring Group (a private investment firm) since 2000. From 1995 until his retirement in 2000, Mr. Goldstone served as Chairman and Chief Executive Officer of RJR Nabisco, Inc. (a consumer products company that was subsequently named Nabisco Group Holdings following a reorganization). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell (an international law firm). He has served as a director of Greenhill & Co., Inc. (a financial advisory services firm) since 2004 and of The Chefs’ Warehouse, Inc. (a specialty food distributor) since March 2016. He served as a director of Merck & Co., Inc. (a pharmaceutical company) from 2006 until 2012.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Goldstone:

•  Broad Leadership Experience:  Strong leadership capabilities and insights from his broad range of management experiences, including prior service as Chairman and Chief Executive Officer of RJR Nabisco, Inc.

•  Consumer Packaged Goods Experience:  Understanding of strategic and marketplace challenges for consumer products companies from his tenure with RJR Nabisco, Inc. and Nabisco Group Holdings

•  Corporate Governance and M&A Experience:  Broad understanding of legal and governance issues facing public companies and deep transactional experience from his board service to other public companies and earlier career in law

Voting Item #1 – Election of Directors

Director Nominee	Experiences and Qualifications

Joie A. Gregor Age – 67 Retired Managing Director, Warburg Pincus LLC Director Since February 6, 2009 Independent

Ms. Gregor served as a Managing Director with Warburg Pincus LLC (a private equity investments firm) from 2014 until 2016. Prior to that, she served as the Vice Chairman of Heidrick & Struggles International, Inc. (an executive search firm) from 2002 until 2007. During her tenure at Heidrick & Struggles International, which began in 1993, she served in a number of senior leadership roles, including as President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the firm’s New York office. From 2007 to 2008, Ms. Gregor served as assistant to the President for Presidential Personnel under President George W. Bush. In 2009, Ms. Gregor formed JAG Advisors LLC (a management consulting firm). From 2009 to 2012, she served as a senior advisor to Notch Partners, LLC (human capital consulting services), and from 2012 to 2014, she served as an advisor to G100 Network (a peer learning community of senior leaders of global companies). She has served on the board of directors of Conduent Incorporated (a business process services company) since 2016.

Summary of experiences, qualifications and skills considered in re-nominating Ms. Gregor:

•  Broad Leadership Experience:  Strong leadership capabilities, including from her service to Heidrick & Struggles International, Inc. and Warburg Pincus LLC

•  Public Policy Experience:  Strong public policy and government experience from her service as assistant to the President for Presidential Personnel under President George W. Bush

•  Growth Creator:  Proven ability to create new channels for services based on expertise in aligning leadership teams to drive operating results

•  Human Capital Experience:  Strong human capital expertise, including significant experience in the assessment and recruitment of corporate executives, public company directors and senior officials across a wide range of industries

Rajive Johri Age – 67 Retired President & Director, First National Bank of Omaha Director Since January 1, 2009 Independent

Mr. Johri served as President and Director of First National Bank of Omaha (a banking institution) from 2006 until his retirement in 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for First National Bank of Omaha. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank (a banking institution) from 1999 until 2004. He served as a director of Citibank Trust Bank fsb from 2010 until 2011 and of Charter Communications Inc. from 2006 until 2009.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Johri:

•  Broad Leadership Experience:  Strong leadership capabilities and insights, including through his service as President of First National Bank of Omaha

•  Financial Acumen and Risk & Compliance Oversight Experience:  Significant expertise in finance, accounting and risk and compliance oversight from his service to banking organizations, including risk assessment and risk management experience

•  International Experience:  Substantial international business and management experience from prior service to banking institutions with responsibility over various geographic regions

•  Corporate Governance:  Broad understanding of governance issues facing public companies from his board service to other public companies

Voting Item #1 – Election of Directors

Director Nominee	Experiences and Qualifications

Richard H. Lenny Age – 65 Former Chairman, President and Chief Executive Officer, The Hershey Company Director Since March 17, 2009 Independent

Mr. Lenny has served as non-executive chairman of Information Resources, Inc. (a market research firm) since 2013. He served as a senior advisor with Friedman, Fleischer & Lowe, LLC (a private equity firm) from 2014 until 2016 and as an operating partner at Friedman, Fleischer & Lowe, LLC from 2011 until August of 2014. He served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer, distributor and marketer of candy, snacks and candy-related grocery products) from 2001 to 2007. Prior to joining The Hershey Company, Mr. Lenny served as group vice president of Kraft Foods, Inc. (a packaged food company) and as President of Nabisco Biscuit Company (a packaged food company) following Kraft’s acquisition of Nabisco in 2000. Mr. Lenny has served as a director of McDonald’s Corporation (a retail eating establishment) since 2005, Discover Financial Services (a direct banking and payment services firm) since 2009 and Illinois Tool Works Inc. (a global manufacturer of industrial products and equipment) since 2014. He has also served as a director of Evans Food Group (a privately-held snack food manufacturer) since 2016.

Summary of experiences, qualifications and skills considered in re-nominating Mr. Lenny:

•  Broad Leadership Experience:  Strong leadership capabilities and insights, particularly with major consumer brands, from his roles as Chief Executive Officer for The Hershey Company and board member of consumer products companies

•  Consumer Packaged Goods Experience:  Deep knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management and sustainability and other social responsibility matters pertinent to a global consumer products food company

•  Corporate Governance:  Broad understanding of governance issues facing public companies from his board service to other public companies

Ruth Ann Marshall Age – 63 Retired President of the Americas, MasterCard International Director Since May 23, 2007 Independent

Ms. Marshall was President of the Americas at MasterCard International, Inc. (payments industry) from October 1999 until her retirement in June 2006. At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International, Inc., Ms. Marshall served as Senior Executive Vice President of Concord EFS, Inc. (an electronic payment services company), where she oversaw marketing, account management, customer service and product development. She has served as a director of Global Payments Inc. (a provider of payment technology services) since 2006 and Regions Financial Corporation (a financial holding company) since 2011.

Summary of experiences, qualifications and skills considered in re-nominating Ms. Marshall:

•  Broad Leadership Experience and Operations Acumen:  Strong leadership capabilities and insights from her service to MasterCard International, Inc., including marketing, account management and customer service

•  International Experience and Growth Creator:  Significant domestic and international experience in growing the MasterCard Americas business, including through new product development

•  Corporate Governance and Risk/Compliance Oversight Experience:  Broad understanding of governance and risk issues facing public companies from her board service to other public companies

Voting Item #1 – Election of Directors

Director Nominee	Experiences and Qualifications
Craig P. Omtvedt Age – 67 Retired Chief Financial Officer, Fortune Brands, Inc. Director Since November 11, 2016 Independent

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (a former leading consumer products company) from 2000 until his retirement in October 2011, and as a consultant to Beam Inc., the successor to Fortune Brands, during 2012. Previously, he held positions with Fortune Brands as Senior Vice President and Chief Accounting Officer from 1998 to 1999; Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997; Deputy Controller from 1992 to 1996; and Director of Audit from 1989 to 1992. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. He is currently the Chairman of the Board of Oshkosh Corporation (a manufacturer and marketer of specialty vehicles and vehicle bodies) and has served as a director of Oshkosh since 2008. He has served as a director of General Cable Corp. (a wire and cable manufacturer) since 2004 and previously served as a director of The Hillshire Brands Company from 2012 until 2014.

Summary of experiences, qualifications and skills considered in nominating Mr. Omtvedt:

•  Broad Leadership Experience:  Strong leadership capabilities and insights from his service as Chief Financial Officer of Fortune Brands

•  Financial Acumen and Risk Management:  Deep expertise in accounting and finance, based on decades of experience in accounting and finance roles, including Chief Financial Officer, Chief Accounting Officer, and Chief Internal Auditor, at a public company

•  Corporate Governance and Risk/Compliance Oversight Experience:  Broad understanding of governance and risk issues facing public companies from his board service to other public companies

•  Consumer Packaged Goods and Retail Experience:  Significant experience relevant to our industry through his service to Fortune Brands and Sears, Roebuck & Company

The Board of Directors recommends a vote “FOR” each of the nominees for directors listed above.

Corporate Governance

Corporate Governance

Our Corporate Governance Practices

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, and adopts governance practices as needed that support informed, competent, and independent oversight on behalf of our shareholders. Our Corporate Governance Principles provide a summary of these practices and are available on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/principles. Highlights of our corporate governance practices include:

Annual Election of Directors.  To promote greater accountability to shareholders, all of our directors stand for election on an annual basis.

Majority Voting in Uncontested Director Elections.  To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.

Over 90% Director Independence.  The Board has determined that 10 of our 11 nominees for directors – directors Alford, Brown, Butler, Dickson, Goldstone, Gregor, Johri, Lenny, Marshall, and Omtvedt – have no material relationship with Conagra Brands and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in the Corporate Governance Principles.

Board Leadership Structure.  The Board believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or, if the positions of Chairman and Chief Executive Officer are held by the same person, a lead independent director. Since 2005, our Chairman and Chief Executive Officer roles have been separate. With separate Chairman and Chief Executive Officer roles, our Chief Executive Officer can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders, and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the Chief Executive Officer and senior leadership team between Board meetings on business developments and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Independent Board Committees and Committee Charters.  Each of the Audit / Finance Committee, the HR Committee, and the N/G/PA Committee is comprised entirely of independent directors and operates under a written charter that has been approved by the full Board.

Regularly-Scheduled Executive Sessions.  The Board meets on a regularly-scheduled basis and holds an executive session without management present at every regularly-scheduled meeting. The Board holds five regularly-scheduled meetings per year. The Chairman of the Board presides at all Board meetings, including executive sessions.

Board, Committee, and Individual Evaluation Process.  Each of the Board, the Audit / Finance Committee, the HR Committee, and the N/G/PA Committee conducts a self-evaluation of its performance on an annual basis. In addition, individual director evaluations are also conducted on an annual basis.

Director Attendance at Board Meetings and Annual Meetings of Shareholders.  During fiscal 2017, the Board met 9 times (five regular meetings and four special meetings) and acted by unanimous written consent four times. All members other than Mr. Brown, who experienced unanticipated conflicts during the year (including personal illness), attended at

Corporate Governance

least 75% of the total number of meetings that required his or her attendance. Excluding his absences due to personal illness, Mr. Brown would have attended at least 75% of the total number of meetings that required his attendance. Board members are encouraged to attend the company’s annual meeting of shareholders each year. All nominees for director who were serving at the time of the 2016 Annual Meeting (other than Mr. Brown) attended the 2016 Annual Meeting.

Annual Advisory Vote on Named Executive Officer Compensation.  Consistent with our shareholders’ preference as indicated at the 2011 annual meeting of shareholders, our shareholders are given an opportunity every year to vote, on an advisory basis, to approve our named executive officer compensation. This year, our shareholders will also have the opportunity to recommend, on an advisory basis, the frequency of future advisory votes on named executive officer compensation.

Stock Ownership Guidelines for Directors and Senior Leadership.  Directors and senior leaders across the company are subject to stock ownership guidelines.

All non-employee directors are expected to acquire and hold during their tenure shares of Conagra Brands common stock with a value of at least $450,000 for fiscal 2017. Directors are expected to acquire these shares within five years following their first election to the Board. Ownership levels for our non-employee Board members are detailed in the section of this Proxy Statement entitled “Non-Employee Director Compensation – Director Stock Ownership Requirements.”

Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of that person’s salary. Sean Connolly, our Chief Executive Officer, is required to own shares of our common stock having a value of at least six times his salary, and each of our other continuing named executive officers is required to own shares of our common stock having a value of at least three or four times his or her salary. See the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Committee’s Views on Executive Stock Ownership” for a summary of the stock ownership of each named executive officer.

Anti-Pledging/Hedging Policy.  Our directors and executive officers, including our named executive officers, are prohibited from pledging their shares of Conagra Brands stock or hedging their ownership of Conagra Brands stock, including by trading in publicly-traded options, puts, calls, or other derivative instruments related to Conagra Brands stock or debt.

Clawback Policy.  We have a clawback policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, when such restatement results from the fraudulent, dishonest or reckless actions of the senior officer.

Commitment to Investing in Our People.  We recognize that our employees are our greatest asset, and we strive to be a talent magnet. We are committed to our employees’ safety, development, and wellness. We take pride in attracting, retaining, and developing top talent, and we offer comprehensive learning programs that begin when employees join the company and continue throughout their careers.

Commitment to Sustainable Business Practices and Corporate Citizenship.  We believe that we have an obligation to be a good steward of the environment, give back to the communities we serve, and drive economic gain for stakeholders. These commitments are ingrained in our operations and our processes and have become a part of our culture. We have established clear corporate citizenship goals, and we favor transparency with stakeholders on our corporate responsibility progress. We are proud of our focus on corporate citizenship, and we routinely discuss these matters with the N/G/PA Committee.

A few examples of our many corporate responsibility achievements in recent years include the following:

•	We publish an annual Citizenship Report, which is periodically updated and is available on our website at http://www.conagrabrands.com/our-company/corporate-social-responsibility/citizenship-reports.

•	During fiscal 2017, for the sixth consecutive year, Conagra Brands was listed on the Dow Jones Sustainability Index for North America, one of the world’s most recognizable sustainability indices.

Corporate Governance

•	Our internal awards program, which is intended to drive and reward innovative approaches to sustainability, continued to deliver environmental and bottom line benefits. Projects submitted for recognition in fiscal 2017 collectively delivered approximately $5 million in savings while reducing carbon emissions by approximately 2,100 metric tons, reducing landfill waste by approximately 9,360 tons, optimizing and improving packaging while using approximately 3,800 tons less material, and conserving more than 245 million gallons of water.

•	Conagra Brands employees volunteered approximately 6,900 hours during our April 2017 month of service. This year, 89 volunteer projects were organized by employees across 14 states and three countries. With nearly 2,400 employees taking part, our activities generated the equivalent of 430,000 meals for people facing food insecurity.

•	For more than 20 years, Conagra Brands and the Conagra Brands Foundation have been leading the fight against hunger. Through a longstanding partnership with the Feeding America network, we have provided more than 441 million pounds of food and invested more than $45 million to help alleviate hunger.

Political Contributions and Lobbying Expenditure Oversight.  The N/G/PA Committee receives reports on the modest political activities of the company. Our political expenditures are limited, and we focus on matters that we believe will create or preserve shareholder value. In August 2015, we began publishing a report of these activities on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/political-activity-disclosure.

The Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. A component of this work is performed through two management-led, Board-appointed committees: the Enterprise Risk Management Committee, which is chaired by the Executive Vice President and Chief Financial Officer and focuses on assessing and managing enterprise-wide risk, and the Risk Oversight Committee, which is chaired by our Chief Risk Officer and focuses on financial risk related to commodities, foreign currency, interest rate, credit, insurable risk, risk of loss, and counterparty risk. The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through the following mechanisms:

Board Discussion.  Each fiscal year, at least one Board meeting includes a discussion of our strategic plan and the longer-term risks and opportunities we face. At other times of the year, the Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, operational, and other risks associated with planned strategies and tactics, as well as succession planning matters.

Audit / Finance Committee Oversight.  The Audit / Finance Committee’s charter requires it to review our processes for identifying and managing enterprise-wide risks facing Conagra Brands, including, but not limited to, financial risks (such as derivative and treasury risks) and operational risks, and to oversee our risks related to capital structure, including borrowing, liquidity, and allocation of capital. The Audit / Finance Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our Chief Financial Officer and Controller, our head of Internal Audit, and our independent auditors, and receiving regular legal and regulatory updates. Our management provides an enterprise risk management report to the Audit / Finance Committee on a semi-annual basis. The Chair of the Audit / Finance Committee reports to the full Board on its activities.

Human Resources Committee Oversight.  The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs and reviews the relationship between the company’s compensation programs and risk. The Chair of the HR Committee reports to the full Board on its activities.

Nominating, Governance and Public Affairs Committee Oversight.  The N/G/PA Committee assists the Board in managing risks associated with Board organization, membership, and structure. It also assists management in the oversight

Corporate Governance

of reputational risks and key public affairs matters and reviews the company’s policies and programs related to corporate citizenship, social responsibility, and public policy issues such as sustainability, environmental responsibility, and philanthropic and political activities and contributions. The Chair of the N/G/PA Committee reports to the full Board on its activities.

Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and full Board level.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://www.conagrabrands.com/investor-relations/corporate-governance:

• Audit / Finance Committee Charter • Citizenship Report • Code of Ethics for Senior Corporate Officers • N/G/PA Committee Charter • Corporate Governance Principles

•     Proceduresfor bringing concerns or complaints to the attention of the Audit / Finance Committee

•     HRCommittee Charter

•     Codeof Conduct

•     Proceduresfor communicating with the Board, our non-management directors as a group, or the Chairman of the Board

From time to time these documents are updated, and we promptly post the updated documents to our website. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC. The documents are also available in print to any shareholder who requests them from the Corporate Secretary of Conagra Brands.

Communications with the Board

Interested parties may communicate with the members of the Board, our non-management directors as a group, or the Chairman of the Board by writing to: Conagra Brands Board of Directors c/o Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654. Communications are compiled by the Corporate Secretary and forwarded to the addressee(s) on at least a bi-weekly basis. The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Conagra Brands, or Conagra Brands’ business or determined to pose a possible security risk to the addressee.

Board Committees

Board Committees

The Board has established various committees to assist in its responsibilities. Currently, the Board has four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee, and the N/G/PA Committee. All members of the Audit / Finance Committee, the HR Committee, and the N/G/PA Committee are independent under the applicable rules of the SEC and NYSE and under our independence standards.

Audit / Finance Committee Met 12 times in fiscal 2017 Committee Members: Thomas K. Brown Stephen G. Butler, Chair Joie A. Gregor Craig P. Omtvedt

Primary Responsibilities

✓     Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

✓     Receive reports on critical accounting policies of the company, significant changes in the company’s selection, or application of accounting principles and the company’s internal control processes

✓     Retain the independent auditor and review the qualifications, independence, and performance of the independent auditor and internal audit department and pre-approve audit and non-audit services performed by the independent auditor

✓     Receive reports on the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, as well as on the company’s processes for overseeing financial risks, including management’s assessment and control of derivative and treasury risks

✓     Review the company’s compliance with legal and regulatory requirements

✓     Review the company’s strategies and plans related to capital structure, including borrowing, liquidity, and allocation of capital

Financial Expertise and Financial Literacy.  The Board has determined that directors Butler and Omtvedt are qualified as audit committee financial experts within the meaning of SEC regulations and that directors Brown and Gregor are financially literate within the meaning of NYSE rules.

Related-Party Transactions.  The Audit / Finance Committee has adopted a written policy regarding the review, approval, and ratification of related-party transactions. Under the policy, all related-party transactions must be pre-approved by the Audit / Finance Committee unless circumstances make pre-approval impracticable. In the latter case, management may enter into the transaction, but the transaction remains subject to ratification by the Audit / Finance Committee at its next regular, in-person meeting. In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction in which he or she is involved. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether the relationships remain appropriate. All related-party transactions are disclosed to the full Board.

Board Committees

Executive Committee No meetings during fiscal 2017 Committee Members: Stephen G. Butler Sean M. Connolly Steven F. Goldstone, Chair Richard H. Lenny Ruth Ann Marshall	Primary Responsibility ✓ Act on behalf of the Board between meetings

Human Resources Committee Met 9 times in fiscal 2017 Committee Members: Bradley A. Alford Rajive Johri Richard H. Lenny Ruth Ann Marshall, Chair

Primary Responsibilities

✓     Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and senior employees

✓     Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, at least annually evaluate the CEO’s performance in light of these goals and objectives

✓     Review directly, or with the full Board, succession plans for all senior positions

✓     Review whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

✓     Retain and terminate consultants or outside advisors for the HR Committee and approve any such consultant’s or advisor’s fees and other terms of engagement, including determinations regarding any conflicts of interest with such consultants or advisors

Executive and Director Compensation.  The HR Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and any base salary change for the Chief Executive Officer. Additional information about the HR Committee’s processes for determining executive compensation and the role of the HR Committee’s compensation consultant can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  During fiscal 2017, none of the current or former executive officers of Conagra Brands or any of its current employees served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the HR Committee or the Board of Conagra Brands. In addition to the members set forth above, W. G. Jurgensen served as a member of the HR Committee during fiscal 2017.

Additional information about the roles and responsibilities of the HR Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Board Committees

N/G/PA Committee Met 4 times in fiscal 2017 Committee Members: Thomas W. Dickson Joie A. Gregor Rajive Johri Richard H. Lenny, Chair Ruth Ann Marshall

Primary Responsibilities

✓     Identify qualified candidates for membership on the Board

✓     Propose to the Board a slate of directors for election by the shareholders at each annual meeting

✓     Propose to the Board candidates to fill vacancies on the Board

✓     Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

✓     Consider and make recommendations to the Board concerning corporate governance policies

✓     Assess the independence of Board members

✓     Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship and public policy issues significant to the company

Director Nomination Process.  The N/G/PA Committee considers Board candidates suggested by Board members, management and shareholders. The N/G/PA Committee may also retain a third-party search firm to identify candidates. A shareholder recommending a prospective nominee for Board membership must notify our Corporate Secretary in writing at least 120 days before the annual meeting and include whatever supporting material the shareholder considers appropriate. The N/G/PA Committee will also consider nominations by a shareholder pursuant to the provisions of our amended and restated bylaws as described under “Additional Information – Shareholder Proposals to be Included in our 2018 Proxy Statement” and “Additional Information – Other Shareholder Proposals to be Presented at our 2018 Annual Meeting” at the end of this Proxy Statement.

The N/G/PA Committee makes an initial determination as to whether to conduct a full evaluation of a director candidate once he or she has been identified as a potential director candidate. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the N/G/PA Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the N/G/PA Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective director candidate. The N/G/PA Committee may also elect to interview a candidate.

The N/G/PA Committee evaluates each prospective director candidate against the standards and qualifications set forth in our Corporate Governance Principles, including, but not limited to: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director and the ability to represent all shareholders and not a particular interest group; (2) Board skill needs, taking into account the experience of current Board members and the candidate’s ability to work toward business goals with other Board members; (3) the candidate’s qualifications as independent and ability to serve on various committees of the Board; (4) diversity, including the extent to which the candidate reflects the composition of our constituencies; and (5) business experience, which should reflect a broad experience at the policy-making level in business, government or education. With respect to Board diversity, the N/G/PA Committee assesses whether the Board, collectively, represents diverse views, backgrounds and experiences that will enhance the Board’s and our effectiveness. The N/G/PA Committee seeks directors who have qualities to achieve the goal of a well-rounded, diverse Board as a whole.

After completing its evaluation process, the N/G/PA Committee makes a recommendation to the full Board as to who should be nominated, and the Board determines the director nominees after considering the N/G/PA Committee’s recommendations. The evaluation process for nominees recommended by shareholders does not differ from the process set forth above.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

Our fundamental objectives are to create sustainable, profitable growth and long-term value for our shareholders. Management sets our annual and long-term business goals to support attainment of these objectives. The Board’s HR Committee, which we refer to as the Committee throughout this Compensation Discussion and Analysis section, designs and oversees our executive compensation program to promote attainment of our objectives.

This Compensation Discussion and Analysis section describes and analyzes our executive compensation program. It covers the work of the Committee to approve the design of our executive compensation program, set fixed pay, determine the results that must be achieved to earn incentives under the program and ultimately authorize incentive payouts. The focus of this section is on the executive compensation program covering the executive officers listed in the Summary Compensation Table, who we refer to as the named executive officers. For fiscal 2017 (or FY17), which began on May 30, 2016 and ended on May 28, 2017, our named executive officers were:

•	Sean M. Connolly, our Chief Executive Officer and President;

•	David S. Marberger, our Executive Vice President and Chief Financial Officer since August 29, 2016;

•	Colleen R. Batcheler, our Executive Vice President, General Counsel and Corporate Secretary;

•	David B. Biegger, our Executive Vice President, Chief Supply Chain Officer;

•	Thomas M. McGough, our President, Operating Segments; and

•	John F. Gehring, our former Executive Vice President and Chief Financial Officer, who retired effective upon the completion of the Spinoff of Lamb Weston. Please see “Agreements with Named Executive Officers — Departure of Mr. Gehring” below for additional information.

A short summary of our fiscal 2017 executive compensation program and our fiscal 2017 performance is included in the “Executive Summary” below. For more complete information on the program and the Committee’s processes, we encourage you to read this entire Compensation Discussion and Analysis section.

Executive Summary

Fiscal 2017 was another year of significant change for Conagra. As the year began, we were focused on completing several significant transactions that would transform us into a branded, pure-play packaged food company. Most notably, at the start of the fiscal year we were in the process of completing the Spinoff. At the start of the year, the imminent Spinoff made it challenging to set full year fiscal 2017 guidance for our shareholders, or to finalize three-year financial goals for our company. However, we announced the following imperatives:

•	Transform and contemporize our portfolio through organic and inorganic means, including through completion of the Spinoff, disciplined M&A, and the rebuilding of our innovation pipeline;

•	Continue to upgrade the quality of our revenue base through SKU rationalization and disciplined trade promotion practices;

•	Improve margins with gains from supply chain realized productivity, as well as from our program to improve trade spend efficiency and reduce selling, general and administrative (SG&A) expenses;

•	Maintain our historically balanced approach to capital allocation to reduce debt, support dividends, and fund share repurchase and growth investments; and

•	Continue the overhaul of our culture for greater entrepreneurialism and nimbleness.

With these imperatives, the management team developed a fiscal 2017 operating plan and, during the summer of 2016, the Committee approved the incentive programs and related performance measures for performance periods beginning in fiscal 2017. The fiscal 2017 incentive program for our named executive officers was comprised of the following elements:

Compensation Discussion and Analysis

Program		Summary

Annual Incentive Plan:	Fiscal 2017 Management Incentive Plan (“FY17 MIP”)

•      A cash-based incentive program.

•      For the named executive officers, the FY17 MIP used a two-tiered metric structure:

•     FY17 diluted earnings per share from continuing operations, adjusted for items impacting comparability, which we refer to as adjusted EPS, of at least $0.10; and

•     FY17 earnings before interest and taxes, which we refer to as EBIT (adjusted as described below), aligned to our internal business plans.

•      Achievement of high levels of EBIT could increase earned awards. Below-target awards would be earned with lower levels of EBIT performance. No awards would be earned by the named executive officers without achievement of the threshold adjusted EPS goal.

Long-Term Incentive Plan:	Fiscal 2017 to 2019 Performance Share Plan (“FY17-19 PSP”)

•      An opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over fiscal years 2017, 2018 and 2019.

•      For the named executive officers to earn a payout under the FY17-19 PSP, we need to achieve:

•     Adjusted EPS of at least $0.10 for each of the three fiscal years covered by the program; and

•     For one-third of the total grant, specified levels of FY17 earnings before interest, taxes, depreciation and amortization (EBITDA) return on invested capital (a measure of earnings as a percentage of invested capital) (adjusted as described below). We refer to this measure as FY17 EBITDA Return on Capital.

•      Achievement of FY17 EBITDA Return on Capital above or below targeted levels guides the earned level of one-third of the award. No award is payable to the named executive officers without achievement of the overarching EPS goal.

•      The Spinoff was pending at the start of FY17, when the performance goals for this program were being set. The adjusted EPS goal applies to the entire grant made to the named executive officers. However, the Committee decided that it would set an underlying metric, applicable to two-thirds of the grant, after completion of the Spinoff.

Stock Options

•      Our stock options, which are non-qualified stock options, deliver value to the named executive officers only with a growth in our stock price.

•      The stock options that were granted to the named executive officers for FY17-19 have an exercise price equal to the closing market price of our common stock on the date of grant and generally vest ratably over the first three anniversaries of the grant date.

Restricted Stock Units (“RSUs”)

•      RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the date of grant. RSUs reward long-term commitment and aid in continuity of management service.

•      The RSUs granted to the named executive officers for FY17-19 generally “cliff-vest” after three years.

Compensation Discussion and Analysis

In October 2016, as the completion of the Spinoff neared, the company held an investor day and outlined its financial guidance for the balance of FY17 and for the three years beginning with fiscal 2018 (or FY18). Among other metrics for FY17, we provided guidance of adjusted earnings per share in the range of $1.65 to $1.70.

Fiscal 2017 Results.  Fiscal 2017 was a successful year for the company. Management led the team to achieve our goals:

•	We continued the important work of reshaping and contemporizing our portfolio.

•	During the first quarter, we completed the divestitures of two smaller, non-core businesses: Spicetec Flavors & Seasonings and J.M. Swank.

•	During the second quarter, we completed the Spinoff.

•	During the second quarter, we acquired the gourmet Mexican packaged foods businesses of Frontera Foods, Inc. and Red Fork LLC, including the Frontera, Red Fork and Salpica brands.

•	During the fourth quarter, we completed the acquisition of the Duke’s meat snacks and BIGS seeds businesses.

•	During the fourth quarter, we announced a definitive agreement to divest the Wesson oil business.

•	During the fourth quarter, we began introducing to market a full line of new product innovations.

•	We remained focused on our “value over volume” strategy and rationalized low-value SKUs and inefficient trade programs.

•	We increased gross margin by 190 basis points from 28.0% to 29.9% and adjusted gross margin by 180 basis points to 30.2%.[1]

•	We completed our plan to deliver approximately $200 million in annual run-rate efficiencies through reductions in our SG&A expenses and made meaningful progress on our plan to deliver approximately $100 million in profit improvement through trade spend efficiencies.

•	We executed our strategy of managing debt, supporting dividends, and funding share repurchases.

•	In connection with our portfolio transformation, we reduced our total debt by approximately $2.5 billion.

•	We maintained our annual dividend rate of $1.00 per share through completion of the Spinoff; following the Spinoff, we maintained an annual dividend rate of $0.80 per share.

•	We completed approximately $1 billion in share repurchases.

•	We exceeded our adjusted EPS goal. We achieved diluted earnings per share from continuing operations of $1.25, and adjusted EPS of $1.74.[2]

•	We completed the relocation of our corporate headquarters to Chicago, Illinois. Our new headquarters was designed to enable greater collaboration while enhancing our ability to attract and retain top talent.

The closing market price of our common stock rose from $35.29 per share on the first trading day of fiscal 2017 (as adjusted to account for the later Spinoff of Lamb Weston) to $39.03 per share on the last trading day of fiscal 2017. With dividends (and assuming dividend reinvestment), this represents a total return to shareholders of approximately 13%. On a three-year basis, from fiscal 2015 through fiscal 2017, the closing market price of our common stock grew from $24.37 per share on the first trading day of fiscal 2015 (again, as adjusted to account for the later Spinoff of Lamb Weston) to $39.03 per share on the last trading day of fiscal 2017. With dividends (and assuming dividend reinvestment), this represents a total return to shareholders of over 70%.

1 A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

2 A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

Compensation Discussion and Analysis

Fiscal 2017 Compensation Decisions.  Our strong performance in fiscal 2017 impacted the compensation earned by our named executive officers for the year. Our fiscal 2017 MIP funded and paid out at above-target levels for each named executive officer, due to our earnings performance during fiscal 2017 and the individual contributions of our executives. In addition, as discussed more fully below, our fiscal 2017 results had a positive impact on each outstanding cycle of our performance share program.

In determining attainment of the underlying performance goals for our incentive programs, the Committee considered the impact of items that it believes were not indicative of the comparable operating performance of our businesses. Some of these items created financial benefits, and some of them created incremental expense or lost sales. The impact of these items was removed from our results for purposes of determining plan payouts. More information can be found below under “Use of Adjustments in Compensation Decisions.”

The Committee believes that its fiscal 2017 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on performance and aligning management’s interests with those of our shareholders.

Objectives of Our Compensation Program

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of our annual and long-term goals and that leads to sustainable growth in shareholder value. The Committee believes that the program must accomplish five objectives:

1.	Align the financial interests of our executives and our shareholders, and inspire and reward behavior that promotes sustainable growth in shareholder value;

2.	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks;

3.	Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company;

4.	Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better our company as a whole; and

5.	Promote and reward long-term commitment and longevity of careers with Conagra Brands.

The Committee’s design of the compensation program with multiple objectives in mind helps mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of our company. With the assistance of Human Resources and Legal department personnel and FW Cook, the Committee’s independent compensation consultant, the Committee undertook a risk review of our fiscal 2017 compensation programs for all employees. Based on the review, we believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. We believe our compensation policies and practices are balanced and aligned with creating shareholder value and do not create risks that are reasonably likely to have a material adverse effect on our company.

Compensation Discussion and Analysis

What We Do

✓        Focus employees on a balance of short- and long-term goals.

✓        Consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric.

✓        Allow for some subjective evaluation in the determination of incentive plan payouts, to ensure linkage between payouts and the “quality” of performance.

✓        Employ a greater portion of variable pay (i.e., incentives) at more senior levels of the organization.

✓        Require stock ownership for more than 80 of our most senior employees.

✓        Generally require a “double-trigger” for accelerated vesting to occur in equity awards in connection with a change of control.

✓        Clawback amounts paid to any of our most senior officers (including our named executive officers) under our incentive plans in the event of a material restatement of our financial statements resulting from the fraudulent, dishonest or reckless actions of the senior officers.

✓        Use a range of strong processes and controls, including Committee and Board oversight, in our compensation practices.

✓        Use an independent compensation consultant, who performs no other work for our company.

✓        Pay incentive compensation only after our financial results are complete and the Committee has certified our performance results.

What We Don’t Do

×         No director or executive officer may pledge or hedge their ownership of company stock.

×         No excessive perquisites are provided to executives.

×         No backdating or re-pricing of options may occur without shareholder approval.

×          Since fiscal 2012, no change in control agreements have been executed with excise tax “gross-up” protection.

×         No additional years of credited service are provided to named executive officers.

×         No compensation programs that encourage unreasonable risk taking will be implemented.

Design and Approval of Our Fiscal 2017 Program

The Committee is charged with designing and approving our executive compensation program and setting compensation opportunities for our named executive officers and certain other senior leaders. The Committee uses a variety of inputs to make these decisions, including the results of our annual “say-on-pay” vote, the advice of the Committee’s independent compensation consultant, including with respect to market data, company and participant-focused considerations, the input of our Chief Executive Officer, and the unique circumstances of each named executive officer. We address each of these inputs here.

Annual Say on Pay Vote.  In designing the executive compensation program for fiscal 2017, the Committee looked to our shareholders. The Committee’s policy is to present a “say-on-pay” vote to our shareholders annually. In fiscal 2016, we received nearly 96% approval in our say-on-pay vote, leading the Committee to the conclusion that material changes in compensation design, solely due to the outcome of the say-on-pay vote, were not warranted for fiscal 2017.

Compensation Discussion and Analysis

Independent Consultant and Market Data.  The Committee also leveraged the advice and counsel of its independent compensation consultant, FW Cook, in setting fiscal 2017 compensation. The consultant assists the Committee in monitoring policy positions of institutional shareholders and their advisors, emerging market practices in compensation design and philosophy, and policy developments relevant to the Committee’s work. The Committee’s consultant also provides information on internal and external pay comparison data. The Committee uses this data as a market check on its compensation decisions. The Committee recognizes that over-reliance on external comparisons can be of concern, and the Committee is mindful of the value and limitations of comparative data.

The Committee’s first step in using external data for fiscal 2017 was the identification of an appropriate peer group. FW Cook initially prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on the following criteria:

•	Operations: Companies similar in size, operational scope and industry (competitors for business);

•	Investors: Companies with which we compete for investor capital (similar performance characteristics, growth orientation, access to capital and business cycles); and

•	Talent: Companies with which we compete for executive talent.

FW Cook identified companies with annual revenues within an approximate range of between one-third to three times our pre-Spinoff revenue. (With the Spinoff pending at the time of the peer group’s authorization, FW Cook recommended, and the Committee agreed, to assess its peer group based on the business owned at the start of fiscal 2017.) To further enhance the comparability of the companies included in the peer group, FW Cook used regression analysis as needed to adjust the compensation data on a comparable basis to the size of the peer group in the aggregate. The Committee also asked FW Cook to ensure that the peer group would be large enough to withstand unanticipated changes in our, or an included company’s, structure or compensation programs.

Ultimately, the Committee decided to retain its fiscal 2016 peer group, consisting of the following companies, for an additional year:

Altria Group. Inc.	Dr. Pepper Snapple Group, Inc.	The Kraft Heinz Company

Campbell Soup Company	General Mills, Inc.	Mondelez International, Inc.

The Clorox Company	The Hershey Company	PepsiCo, Inc.

The Coca-Cola Company	Hormel Foods Corporation	Tyson Foods, Inc.

Colgate-Palmolive Company	Kellogg Company

Dean Foods Company	Kimberly-Clark Corporation

The median revenue of the peer group listed above was similar to ours prior to the Spinoff; all of the companies fell within the desired range of approximately one-third to three times our annual revenue, with the exception of PepsiCo, Inc. Although PepsiCo, Inc. had revenues greater than three times larger than ours, the Committee determined to keep it in the peer group for fiscal 2017 due to its status as a direct competitor for business and executive talent.

The Committee used data from the fiscal 2017 peer group, together with general industry data, as a market check on its fiscal 2017 compensation decisions. As noted above, this was just one of many factors that played a role in compensation decisions. The Committee does not mandate target ranges for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, or total direct compensation levels as compared to the peer group. The Committee will continue to use peer data mindfully, as one of many tools for assessing the market competitiveness and appropriateness of executive pay opportunities.

Compensation Discussion and Analysis

Company and Participant Focused Matters.  The Committee also generally considered the following company and participant focused matters in making fiscal 2017 compensation decisions:

Company- Focused Matters

•    Company performance in prior years and expectations for the future

•    The anticipated degree of difficulty inherent in the targeted incentive performance goals

•    The level of risk-taking the program would reward

•    The general business environment

•    Practices and developments in compensation design and governance

Participant- Focused Matters

•    Individual performance history

•    The anticipated degree of difficulty inherent in individual goals

•    Internal pay equity

•    The potential complexity of each program, preferring programs that were transparent to participants and shareholders and easily administered

The Chief Executive Officer’s Views.  Mr. Connolly, our Chief Executive Officer and President, played a role in several key areas of the design and approval of our fiscal 2017 executive compensation program.

•	Selecting Performance Metrics and Targeted Performance Levels. An important part of designing incentive compensation programs is the selection of plan metrics and performance targets. To help ensure that the Committee’s pay-for-performance goals are achieved, selected metrics must be tied to shareholder value creation. In addition, performance targets must be set at levels that balance investor expectations against achievability, without incenting undue risk taking. The Committee sought Mr. Connolly’s input on these matters for fiscal 2017. Mr. Connolly provided the Committee his views on the appropriate company goals for use in our fiscal 2017 MIP and the fiscal 2017 tranches of the 2016 to 2018 and 2017 to 2019 cycles of the performance share plan. Mr. Connolly provided input based on his understanding of investor expectations and our operating plans and financial goals. The Committee had sole authority to approve the program metrics and targets, but found Mr. Connolly’s input valuable.

•	Assessing Company Performance. Financial performance is at the core of our incentive programs. However, the Committee retains the discretion to modify payouts based on the manner in which business results are delivered. At the end of fiscal 2017, Mr. Connolly offered the Committee his views of the quality of our performance against expectations.

•	Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2017 compensation decisions, the Committee relied on Mr. Connolly’s regular performance evaluations of the senior leadership team. Mr. Connolly shared information on the named executive officers’ impact on strategic initiatives and organizational goals, as well as their leadership behaviors.

Individual Named Executive Officer Considerations.  The Committee, and in the case of our Chief Executive Officer, the independent directors, specifically considered the following when setting fiscal 2017 compensation opportunities for each of our named executive officers. No named executive officer played a direct role in his or her own compensation determination for fiscal 2017.

•

Mr. Sean Connolly. Mr. Connolly has served as our Chief Executive Officer and a member of the Board since April 2015. The Committee believes that within our company, Mr. Connolly should have the largest aggregate

Compensation Discussion and Analysis

compensation opportunity due to his level of responsibility and business experience. The Committee also believes Mr. Connolly should have the greatest proportion of at-risk compensation. External market data supports this conclusion. For fiscal 2017, consistent with this belief, the independent directors set Mr. Connolly’s compensation opportunities at a level higher than the comparable opportunities for the other named executive officers. The Committee considered Mr. Connolly’s accountability for the performance of the entire organization as well as his employment agreement.

•	Mr. David S. Marberger. Mr. Marberger joined us on August 8, 2016 and has served as our Executive Vice President and Chief Financial Officer since August 29, 2016. As Chief Financial Officer, Mr. Marberger is our Principal Financial Officer, leads all finance functions for the company, heads our Investor Relations department and has accountability for the Information Technology function. The Committee considered the broad scope of Mr. Marberger’s responsibilities, his previous experience as a Chief Financial Officer, his in-depth knowledge of the food industry, internal pay equity, and external market data in setting Mr. Marberger’s compensation opportunity for fiscal 2017.

•	Ms. Colleen R. Batcheler. Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2009 and as Senior Vice President, General Counsel and Corporate Secretary since February 2008. She joined the company in 2006. When setting Ms. Batcheler’s compensation opportunities for fiscal 2017, the Committee considered Ms. Batcheler’s demonstrated results as an advisor to the organization on legal, governance, and policy matters over multiple years, the significant initiatives facing the company during fiscal 2017, internal pay equity, and external market data.

•	Mr. David B. Biegger. Mr. Biegger has served as our Executive Vice President and Chief Supply Chain Officer since October 2015. His responsibilities cover traditional supply chain functions as well as Real Estate, Facilities, Security, and Aviation. Prior to joining the company, Mr. Biegger accumulated approximately 35 years of supply chain experience at major consumer packaged goods companies. The Committee considered Mr. Biegger’s deep supply chain expertise, the breadth of his responsibilities, internal pay equity, and external market data in setting his compensation opportunities for fiscal 2017.

•	Mr. Thomas M. McGough. Mr. McGough has served as the President of our branded food business since May 2013. He joined the company in 2007 as Vice President, Marketing, and progressed through our branded food organization quickly, being named President, Specialty Foods, in August 2010 and then President, Grocery Products in July 2011. The Committee considered the scope of Mr. McGough’s role, the fact that following the Spinoff, the branded food business would be our sole focus, internal pay equity, and market data in setting his compensation opportunities for fiscal 2017.

•	Mr. John F. Gehring. Mr. Gehring served as our Executive Vice President and Chief Financial Officer from 2009 until August 2016. In May 2016, Mr. Gehring notified us that he would retire from the company after a successor had been appointed. His fiscal 2017 compensation opportunities were informed by the fact that he would be retiring. We entered into an agreement with Mr. Gehring in connection with his retirement. Please refer to “Agreements with Named Executive Officers — Departure of Mr. Gehring” below for additional information.

Below is a more detailed analysis of each element of the fiscal 2017 compensation program for our named executive officers, as well as actual fiscal 2017 payouts under the programs.

Compensation Discussion and Analysis

Key Elements of our Fiscal 2017 Executive Compensation Program

The fiscal 2017 compensation of our named executive officers consisted of the following key components:

Type	Components

Incentive Compensation	Annual incentive opportunity (cash)
Long-term incentive opportunity (equity)
Fixed Compensation	Salary Retirement benefits Health and welfare benefits

The Committee believes that using a mix of compensation types (salary, benefits, cash incentives, and equity-based incentives) and performance periods (single year and multi-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

Opportunity Mix.  By design, targeted incentive compensation for the named executive officers for fiscal 2017 was a significant percentage of the total compensation opportunity. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes that the emphasis on stock-based compensation is the best method of aligning management interests with those of our shareholders.

The charts below show the total compensation opportunity (calculated using base salary rate, targeted FY17 MIP award, and targeted long-term incentive value) for Mr. Connolly and for our other named executive officers (other than Mr. Gehring) as a group. Due to his anticipated retirement during fiscal 2017, Mr. Gehring did not receive grants under the fiscal 2017 long-term incentive plan and is not included in the charts below.

Salaries.  We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 22% of the total fiscal 2017 compensation opportunity for each named executive officer, other than the Chief Executive Officer and Mr. Gehring, was provided in the form of base salary. For Mr. Connolly, our Chief Executive Officer, 13% of his total compensation opportunity was provided in the form of base salary. For more information on Mr. Connolly’s base salary, see “Agreements with Named Executive Officers — Agreement with Mr. Connolly” below.

Please see the section above entitled “Individual Named Executive Officer Considerations” for a discussion of the factors the Committee considered when determining the salaries of each of the named executive officers. In fiscal 2017, the

Compensation Discussion and Analysis

Committee approved an initial base salary of $580,000 for Mr. Marberger and salary increases for each of Ms. Batcheler (from $525,000 to $540,750), Mr. Biegger (from $500,000 to $511,260), and Mr. McGough (from $650,000 to $669,500). No changes were made to Mr. Connolly’s salary or to Mr. Gehring’s salary in fiscal 2017. For more information on the compensation of each named executive officer, please see “Executive Compensation — Summary Compensation Table –Fiscal 2017.”

Incentive Programs.  Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive opportunities for fiscal 2017. Opportunities under these programs combined to represent approximately 78% of the compensation opportunity for each named executive officer, other than the Chief Executive Officer and Mr. Gehring. For Mr. Connolly, targeted incentive compensation for fiscal 2017 was approximately 87% of his total compensation opportunity. We provide details of our incentive programs below. Financial targets disclosed in these discussions are done so in the limited context of our incentive plans; they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Management Incentive Plan

The FY17 MIP provided a cash incentive opportunity to approximately 1,900 employees, including our named executive officers. We provide an annual incentive opportunity to a broad group of employees to reinforce an ownership mentality across our company. Conagra employees are incented to create shareholder value.

For our named executive officers, our FY17 MIP used a framework that positioned awards to potentially qualify as tax deductible under Section 162(m) of the Internal Revenue Code, which we refer to as the Code. This framework, discussed more in the following paragraphs, uses an overarching performance goal and underlying performance goals. Please refer to our discussion under “Tax and Accounting Implications of the Committee’s Compensation Decisions” for more information on this plan design.

Overarching EPS Performance Goal.  At the start of fiscal 2017, the Committee approved an overarching goal under the FY17 MIP of adjusted EPS of $0.10. This goal, applicable only to a small group of senior officers, including the named executive officers, was required to be achieved before any payouts under the FY17 MIP could be made to the officers. The FY17 MIP further provided that if the overarching adjusted EPS goal was achieved, the Committee could exercise negative discretion to potentially reduce, but not increase, authorized payouts. This negative discretion was to be guided by performance against the underlying financial goals described in the next paragraph.

Underlying Pre-Established Financial Goals.  At the start of fiscal 2017, the Committee approved EBIT as the underlying metric for the FY17 MIP (to be adjusted, as appropriate, for items impacting comparability of results). Because the Spinoff was expected to be completed within the first half of the fiscal year, the Committee adopted fiscal 2017 EBIT goals specific to the businesses that would remain with Conagra (referred to as the Conagra Brands businesses). The Committee developed EBIT goals to align with threshold, target, and maximum incentive opportunities as follows:

Threshold EBIT of Conagra Brands Businesses	Target EBIT of Conagra Brands Businesses	Maximum EBIT of Conagra Brands Businesses

$1,046.3 million	$1,230.9 million	$1,415.5 million

Achievement at or below this level would result in a 0% payout	Achievement at this level would result in a payout equal to 100% of the targeted opportunity	Achievement at or above this level would result in a payout equal to 200% of the targeted opportunity – the maximum level of payout

Compensation Discussion and Analysis

In fiscal 2016, the MIP’s underlying goals were EBIT and net sales. The net sales goal was included as a “kicker” to EBIT-driven results, allowing up to 20 additional points of MIP payout to be earned. While achievement of the company’s net sales commitments to shareholders remained a priority in fiscal 2017, the “kicker” feature was removed from the FY17 MIP. Management was focused on eliminating lower value sales in favor of more profitable ones during fiscal 2017. Given the planned reduction in fiscal 2017 net sales and the importance of profit growth, the Committee chose to limit the underlying FY17 MIP metric to EBIT.

Individual Compensation Opportunities.  In addition to setting the financial goals for the FY17 MIP, the Committee set corresponding target compensation opportunities for each named executive officer, measured as a percentage of his or her base salary earnings. The following table shows the ranges of authorized payments (expressed as a percentage of base salary earned during fiscal 2017) for the named executive officers upon achievement of the threshold, target, and maximum EBIT goals approved for the FY17 MIP. If the overarching adjusted EPS goal was not met, no payments would be made. No portion of the incentive was guaranteed.

Named Executive Officer	Threshold MIP Award	Target MIP Award	Maximum MIP Award

Mr. Connolly	0%	150% of salary	300% of salary

Mr. Marberger	0%	80% of salary	160% of salary

Ms. Batcheler	0%	100% of salary	200% of salary

Mr. Biegger	0%	80% of salary	160% of salary

Mr. McGough	0%	100% of salary	200% of salary

Mr. Gehring	0%	100% of salary	200% of salary

Fiscal 2017 Results.  As discussed above, Conagra overdelivered its earnings goals in fiscal 2017. The company’s results led to above-target performance under the FY17 MIP. For FY17 MIP purposes, the Committee determined that we achieved fiscal 2017 adjusted EPS above $0.10 (as discussed above) and fiscal 2017 EBIT for the Conagra Brands businesses of $1,302.0 million. Formulaically, these results warranted a payout equal to 127% of target.

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual gains and losses from having too great of an impact on plan payouts in any year, the Committee retained discretion in the FY17 MIP to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the fiscal year. The use of adjustments approved by the Committee and applicable to the fiscal 2017 adjusted EPS and EBIT metrics is described below under “Use of Adjustments in Compensation Decisions.”

Quality of Results.  Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year to determine the overall payout level. Reflecting on the many operational and strategic accomplishments from the year, as set forth above under the heading “Executive Summary – Fiscal 2017 Results,” the Committee determined the financial performance results for fiscal 2017, before consideration of individual performance, warranted a payout level for all MIP participants equal to 122% of target.

Compensation Discussion and Analysis

Determination of Individual Named Executive Officer Awards.  The Committee’s final step was to determine each named executive officer’s individual payout under the FY17 MIP. This process involved an assessment of each executive’s individual performance. The Committee considered the factors set forth above under the heading “Individual Named Executive Officer Considerations” when determining named executive officer payouts under the FY17 MIP. Mr. Connolly’s input on the individual contribution of these leaders, and his recommendations on program payouts, also assisted the Committee in approving specific MIP payouts. The full Board’s performance evaluation of Mr. Connolly was used in determining his payout. The Committee believes that the MIP awards paid to the named executive officers for fiscal 2017 are consistent with the level of accomplishment by the company and each named executive officer during the year.

Named Executive Officer	Target Payout	Actual MIP Payout	Actual Payout as a % of Target

Mr. Connolly	$1,650,000	$2,314,950	140%

Mr. Marberger	$339,077(1)	$471,588	139%

Ms. Batcheler	$538,630	$749,126	139%

Mr. Biegger	$407,796	$552,237	135%

Mr. McGough	$666,875	$878,675	132%

Mr. Gehring	$302,105(2)	$368,568	122%

(1)	Mr. Marberger served for a portion of fiscal 2017; his employment began on August 8, 2016. His FY17 MIP Target Payout, which is measured as a percentage of his base salary earnings, reflects that he served only a portion of FY17.

(2)	Mr. Gehring served for a portion of fiscal 2017; he retired in connection with the Spinoff on November 9, 2016. His FY17 MIP Target Payout, which is measured as a percentage of his base salary earnings, reflects that he served only a portion of FY17.

Long-Term Incentive Plan

The Committee firmly believes in aligning the interests of our senior leaders with those of our shareholders. The significant extent to which equity is included in our named executive officers’ compensation opportunity evidences this belief. The long-term incentive plan for executive officers has historically been the primary vehicle for delivering this equity-based compensation.

For fiscal 2017, the long-term incentive program was intended to focus participants on driving long-term success in a time of rapid and significant short-term change and to incent and reward those leaders who have the greatest impact on our ability to achieve our ambition and deliver value to our shareholders. The fiscal 2017 program for the named executive officers included three elements: an award of stock options, an award of performance shares that are settled in shares of common stock, and an award of service-based RSUs. The same vehicles were used in fiscal 2016.

The actual number of stock options, targeted performance shares, and RSUs granted under the long-term incentive plan for fiscal 2017 was determined using a value-based approach. Each named executive officer was provided a total targeted grant value, based on the considerations set forth above in the section entitled “Individual Named Executive Officer Considerations.” Fifty percent (50%) of the total targeted value was delivered as performance shares, 25% of the total targeted value was delivered as RSUs, and 25% of the total targeted value was delivered as stock options. Performance share and (for named executive officers other than Mr. Marberger) RSU grant sizes were determined by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock for the 30 consecutive trading days as of 10 trading days prior to, and not including, the grant date. For Mr. Marberger, RSU grant sizes were determined by dividing the dollar value of the targeted opportunity by the average of the closing market price of our

Compensation Discussion and Analysis

common stock for the 30 trading days prior to, and not including, the grant date. Stock option grant totals were determined by multiplying the number of RSUs granted by six. The Committee used this approach to deliver what it views as an equal mix of stock options and RSUs to participants.

Due to his anticipated retirement during fiscal 2017, Mr. Gehring did not receive grants under the fiscal 2017 long-term incentive plan.

Each element of the long-term incentive plan used in fiscal 2017 is discussed more fully below.

Long-Term Incentive Plan – Stock Options

Historically, the Committee has used stock options to directly align the interests of the named executive officers with those of our shareholders. All stock options granted for fiscal 2017 have a ten-year term and an exercise price equal to the closing market price of our common stock on the grant date. The options vest pro rata on each of the first three anniversaries of the grant date, generally subject to the executive’s continued employment with the company.

The number of options granted to each named executive officer during fiscal 2017 was:

Named Executive Officer	Stock Options Granted During Fiscal 2017 (1)
Mr. Connolly	273,309
Mr. Marberger	69,248
Ms. Batcheler	69,965
Mr. Biegger	52,472
Mr. McGough	69,965
Mr. Gehring	–

(1)	The number of stock options noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Special Note on the Treatment of Equity Awards in the Spinoff” below. Prior to the Spinoff (and the corresponding equitable adjustment), the number of stock options granted was as follows: for Mr. Connolly, 203,418; for Mr. Marberger, 51,540; for Ms. Batcheler, 52,074; for Mr. Biegger, 39,054; and for Mr. McGough, 52,074.

The Committee considered the factors discussed above under the heading “Individual Named Executive Officer Considerations” when determining grant sizes by individual. Grants to the named executive officers other than Mr. Marberger were made on July 11, 2016 with an exercise price (after the Spinoff-related equitable adjustment) of $35.81 per share. Mr. Marberger did not commence employment with us until August 8, 2016, and his option grant was made on September 1, 2016 with an exercise price (after the Spinoff-related equitable adjustment) of $34.26 per share. The grant date fair value of the stock options awarded to our named executive officers is included in the “Option Awards” column of the Summary Compensation Table – Fiscal 2017.

For fiscal 2018, the Committee has chosen to discontinue the use of stock options in our long-term incentive program. Instead, the named executive officers received a mix of performance shares, weighted at 75% of the total targeted opportunity, and RSUs, which made up the remaining 25%. The Committee’s decision regarding stock options was based on a review of market practices and a preference for performance shares as a means of aligning executive and shareholder interests.

Compensation Discussion and Analysis

Long-Term Incentive Plan – Restricted Stock Units

RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs support our compensation objective of encouraging long-term commitment to the company. In general, all RSUs granted for fiscal 2017 vest in full on the third anniversary of the date of grant, subject to the executive’s continued employment with us. Awards granted in fiscal 2017 are not entitled to dividend equivalents.

The number of RSUs granted to each named executive officer pursuant to the fiscal 2017 long-term incentive program is set forth below.

Named Executive Officer	RSUs Granted During Fiscal 2017(1)
Mr. Connolly	45,551
Mr. Marberger	11,541 (2)
Ms. Batcheler	11,660
Mr. Biegger	8,745
Mr. McGough	11,660
Mr. Gehring	-

(1)	The number of RSUs noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Special Note on the Treatment of Equity Awards in the Spinoff” below. Prior to the Spinoff (and the corresponding equitable adjustment), the number of RSUs granted were as follows: for Mr. Connolly, 33,903; for Mr. Marberger, 8,590; for Ms. Batcheler, 8,679; for Mr. Biegger, 6,509; and for Mr. McGough, 8,679.

(2)	The number of RSUs noted here reflects only the RSUs Mr. Marberger received in connection with our long-term incentive program. For information about his sign-on RSU grant, see “Agreements with Named Executive Officers – Commencement of Employment of Mr. Marberger” below.

The Committee considered the factors set forth above under the heading “Individual Named Executive Officer Considerations” when determining grant sizes by individual. Grants to the named executive officers other than Mr. Marberger were made on July 11, 2016. As with his option award, Mr. Marberger’s RSUs were granted effective September 1, 2016. The grant date fair value of the RSUs awarded to our named executive officers is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2017.

Long-Term Incentive Plan – Performance Shares

Performance shares generally represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. The three-year nature of each performance share grant means that in any year, a named executive officer can have up to three outstanding performance share plan, or PSP, cycles outstanding. In fiscal 2017, for example, named executive officers could have been participants in our fiscal 2015 to 2017 PSP, our fiscal 2016 to 2018 PSP and our fiscal 2017 to 2019 PSP.

Compensation Discussion and Analysis

The targeted number of performance shares granted to our named executive officers in fiscal 2017, together with the performance share grants made under the comparable program in fiscal 2016 and fiscal 2015, are set forth below.

Named Executive Officer	Targeted Performance Shares for Fiscal 2017 to 2019 Cycle (1)	Targeted Performance Shares for Fiscal 2016 to 2018 Cycle (1)	Targeted Performance Shares for Fiscal 2015 to 2017 Cycle (1)

Mr. Connolly	88,665	94,372	80,832 (2)

Mr. Marberger	22,698	-	-

Ms. Batcheler	22,698	24,159	34,325

Mr. Biegger	17,023	19,492 (3)	-

Mr. McGough	22,698	24,159	34,325

Mr. Gehring	-	8,054 (4)	22,884 (4)

(1)	The number of performance shares noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Special Note on the Treatment of Equity Awards in the Spinoff” below. Prior to the Spinoff (and the corresponding equitable adjustment), the targeted number of performance shares granted under the fiscal 2017 to 2019 cycle were as follows: for Mr. Connolly, 65,992 performance shares; for Mr. Marberger, 16,894 performance shares; for Ms. Batcheler, 16,894 performance shares; for Mr. Biegger, 12,670 performance shares; and for Mr. McGough, 16,894 performance shares. Prior to the Spinoff (and the corresponding equitable adjustment), the targeted number of performance shares granted under the fiscal 2016 to 2018 cycle were as follows: for Mr. Connolly, 70,239 performance shares; for Ms. Batcheler, 17,981 performance shares; for Mr. Biegger, 14,507 performance shares; for Mr. McGough, 17,981 performance shares; and for Mr. Gehring, 17,981 performance shares. Prior to the Spinoff (and the corresponding equitable adjustment), the targeted number of performance shares granted under the fiscal 2015 to 2017 cycle were as follows: for Mr. Connolly, 60,162 performance shares; for Ms. Batcheler, 25,547 performance shares; for Mr. McGough, 25,547 performance shares; and for Mr. Gehring, 25,547 performance shares.

(2)	Mr. Connolly commenced employment with us during the fourth quarter of fiscal 2015 and was granted participation in the fiscal 2015 to 2017 cycle of the PSP.

(3)	Mr. Biegger commenced employment with us during the second quarter of fiscal 2016 and was granted participation in the fiscal 2016 to 2018 cycle of the PSP.

(4)	Mr. Gehring served for a portion of fiscal 2017; he retired in connection with the Spinoff on November 9, 2016. The number of performance shares noted here reflects a proration of his initial targeted performance share grants for the fiscal 2015 to 2017 cycle of the PSP and the fiscal 2016 to 2018 cycle of the PSP, in each case to reflect the number of full fiscal years he served during the relevant performance period.

The level at which our named executive officers will earn the awards subject to these grants is dependent on the company’s performance over time against two sets of goals: an overarching adjusted EPS goal and underlying performance goals.

Overarching EPS Performance Goal.  Similar to the FY17 MIP, the PSP utilizes an overarching adjusted EPS performance goal for our most senior executive participants. The PSP’s framework allows performance share awards to potentially qualify as tax deductible under Section 162(m) of the Code. The overarching adjusted EPS goal applicable to the named executive officers in each PSP cycle outstanding during fiscal 2017 was as follows:

Compensation Discussion and Analysis

Fiscal 2015 to 2017 cycle	Adjusted EPS of $0.10 in each of fiscal years 2015, 2016, and 2017 (1)
Fiscal 2016 to 2018 cycle	Adjusted EPS of $0.10 in each of fiscal years 2016, 2017, and 2018 (2)
Fiscal 2017 to 2019 cycle	Adjusted EPS of $0.10 in each of fiscal years 2017, 2018, and 2019

(1)	Because of Mr. Connolly’s hire date, his performance share grant for the fiscal 2015 to 2017 cycle of the PSP is subject to an overarching EPS goal covering only fiscal years 2016 and 2017 ($0.10 in each fiscal year). The underlying performance goal for his fiscal 2015 to 2017 grant – average EBITDA Return on Capital and Net Sales Growth – is the same as that applicable to other named executive officer participants.

(2)	Because of Mr. Biegger’s hire date, his performance share grant for the fiscal 2016 to 2018 cycle of the PSP is subject to an overarching EPS goal covering the second quarter through the fourth quarter of fiscal 2016 ($0.05 of adjusted EPS during this period) and fiscal years 2017 and 2018 ($0.10 in each fiscal year). The underlying performance goal for his fiscal 2016 to 2018 grant – average EBITDA Return on Capital – is the same as that applicable to the other named executive officer participants.

As with the FY17 MIP, the adjusted EPS goal must be met before any payout can be made to a named executive officer. If the overarching adjusted EPS goal is met, the Committee can exercise negative discretion to potentially reduce, but not increase, authorized payouts. This negative discretion is guided by performance against underlying financial goals approved by the Committee. Refer to our discussion below under “Tax and Accounting Implications of the Committee’s Compensation Decisions” for more information on this plan design.

Underlying Pre-Established Performance Goals.  Near the beginning of each performance period of a cycle of the PSP, the Committee approves underlying performance goals aligned with threshold, target, and maximum incentive opportunities. If the overarching adjusted EPS goal for the cycle is ultimately met, the named executive officers participating in the cycle are eligible to earn a payout in shares of common stock of between 0% and 220% (in the case of the fiscal 2015 to 2017 cycle) or 0% and 200% (in the case of the fiscal 2016 to 2018 and fiscal 2017 to 2019 cycles) of their respective target amounts with respect to each applicable performance period.

For each cycle of the PSP outstanding during fiscal 2017, EBITDA Return on Capital was a key underlying performance metric. This metric is calculated by dividing EBITDA by average invested capital as follows:

EBITDA	=	Earnings before interest and taxes + Depreciation and amortization expense
Average Invested Capital		Interest bearing debt + Equity (13 period average)

For the fiscal 2015 to 2017 cycle of the PSP, the Committee chose to include a second underlying performance metric: average net sales growth (“Net Sales Growth”) over the three-year performance period. The Committee has chosen not to include a net sales metric as part of the 2016 and 2017 tranches of the fiscal 2016 to 2018 cycle or the 2017 tranche of the fiscal 2017 to 2019 cycle.

In the case of both EBITDA Return on Capital and Net Sales Growth, the operating results may be adjusted for items impacting comparability of results.

FY15 to FY17 Cycle of the PSP.  The underlying performance goals for the fiscal 2015 to 2017 cycle were set as follows.

Compensation Discussion and Analysis

Plan Cycle	Threshold 3-Year Average EBITDA Return on Capital	Target 3-Year Average EBITDA Return on Capital	Maximum 3-Year Average EBITDA Return on Capital

FY15-FY17 Cycle	14.2%	17.5%	19.5%
	Achievement at this level would result in a payout equal to 25% of the targeted opportunity; achievement below this level would result in a 0% payout	Achievement at this level would result in a payout equal to 100% of the targeted opportunity (with an opportunity for additional funding based on the Net Sales Growth feature)	Achievement at or above this level would result in a payout equal to 200% of the targeted opportunity – the maximum level of payout, before taking into account the Net Sales Growth feature

Net Sales Growth:

If EBITDA Return on Capital of 15.5% or greater was achieved for fiscal 2015 to 2017, an additional payout could be earned based on the three-year average Net Sales Growth during the performance period. The additional payout under this secondary metric was designed to provide between zero and 20 points of funding based on the following framework (with no interpolation):

•      20 points if three-year average Net Sales Growth of 4.5% or more was achieved;

•      15 points if three-year average Net Sales Growth of 3.5% to 4.49% was achieved;

•      10 points if three-year average Net Sales Growth of 2.5% to 3.49% was achieved; and

•      5 points of funding if three-year average Net Sales Growth of 1.5% (threshold) to 2.49% was achieved.

As a result of the two-metric structure, high levels of financial performance were designed to result in payouts up to a total of 220% of targeted shares under the fiscal 2015 to 2017 cycle.

The Committee selected these financial metrics for the fiscal 2015 to 2017 cycle because it believed they have a positive impact on shareholder value. At the time the goals were set, the Committee believed they appropriately balanced the interests of shareholders and participants.

FY16 to FY18 Cycle of the PSP.  For the fiscal 2016 to 2018 cycle of the PSP, the Committee chose to approve the underlying performance goals in a multi-step process. This shift was a result of the significant amount of change being led by Mr. Connolly. At the time of incentive plan goal setting for fiscal 2016, Mr. Connolly was only four months into his tenure. The portfolio, cost, and cultural overhauls he identified had just commenced. In addition, strategic alternatives were being launched for a major business unit, Private Brands. As a result, multi-year performance objectives were challenging to set. Therefore, the Committee decided to set the underlying goals relevant to the fiscal 2016 to 2018 cycle of the PSP in stages.

In August 2015, the Committee approved the first set of underlying performance goals for the fiscal 2016 to 2018 PSP. The Committee approved a fiscal 2016 EBITDA Return on Capital goal applicable to 1/3 of the total targeted fiscal 2016 to 2018 award. Thereafter, in August 2016, the Committee approved the second set of underlying performance goals for the fiscal 2016 to 2018 PSP. Again, the Committee used EBITDA Return on Capital. It applied this goal, for fiscal 2017 performance, to a second 1/3 of the total targeted fiscal 2016 to 2018 award. The Committee agreed to approve the underlying performance goal for fiscal 2018 performance and the remaining 1/3 of the targeted award in the summer of 2017.

Compensation Discussion and Analysis

We refer to a portion of a PSP award as a tranche, and detail the specific EBITDA Return on Capital goals for the fiscal 2016 to 2018 cycle here:

Plan Cycle	Threshold Average EBITDA Return on Capital	Target Average EBITDA Return on Capital	Maximum Average EBITDA Return on Capital

FY16 Tranche of FY16-FY18 Cycle (1) (1/3 of Total Grant)	20.2%	22.8%	25.1%

FY17 Tranche of FY16-FY18 Cycle (2) (1/3 of Total Grant)	17.9%	20.5%	22.8%

	Achievement at or below these levels would result in no payout for the related tranche	Achievement at this level would result in a payout equal to 100% of the targeted opportunity for the related tranche	Achievement at or above this level would result in a payout equal to 200% of the targeted opportunity – the maximum level of payout –for the related tranche

(1)	The FY16 EBITDA Return on Capital goal related to the company’s pre-Spinoff portfolio of businesses. As reported in last year’s proxy statement, we achieved EBITDA Return on Capital of 25.1% for fiscal 2016, resulting in this tranche being notionally earned at 200% of target. However, the Committee has not yet exercised additional discretion to increase or decrease final earned amounts for this cycle. Further, awards for our named executive officers remain subject to the overarching adjusted EPS goal. For more information regarding the portion of the FY16-18 PSP award notionally earned in fiscal 2016, see last year’s proxy statement.

(2)	The FY17 EBITDA Return on Capital goal relates solely to the company’s post-Spinoff portfolio of businesses.

As noted above, the Committee chose to eliminate the Net Sales Growth goal for the fiscal 2016 to 2018 cycle of the PSP. Achievement of the company’s net sales commitments to shareholders remained a priority. However, with the portfolio work underway, the Committee determined that profit improvement and capital allocation were more important focus areas for the senior leadership.

FY17 to FY19 Cycle of the PSP.  During fiscal 2016, the company continued its transformation under Mr. Connolly’s leadership. Among other initiatives, the company announced and began preparing for the Spinoff. With the Spinoff still pending at the start of fiscal 2017, the Committee determined that it was appropriate to continue using a staged goal-setting approach for the PSP. The Committee knew that the company’s portfolio of businesses would be changed meaningfully during fiscal 2017, and that a three-year goal would be challenging to set. As a result, the Committee determined that it was appropriate to approve the underlying performance goals for the fiscal 2017 to 2019 cycle of the PSP in two tranches: a fiscal 2017 goal, set in the summer of 2016, would be applicable to 1/3 of the total targeted fiscal 2017 to 2019 award, and a second fiscal 2018 to 2019 goal, set in the summer of 2017, would be applicable to the remaining 2/3 of the targeted award.

Compensation Discussion and Analysis

In August 2016, the Committee approved the following fiscal 2017 EBITDA Return on Capital goal applicable to 1/3 of the total targeted fiscal 2017 to 2019 PSP award:

Plan Cycle	Threshold Average EBITDA Return on Capital	Target Average EBITDA Return on Capital	Maximum Average EBITDA Return on Capital

FY17 Tranche of FY17-FY19 Cycle (1) (1/3 of Total Grant)	17.9%	20.5%	22.8%

	Achievement at or below these levels would result in no payout for the related tranche	Achievement at this level would result in a payout equal to 100% of the targeted opportunity for the related tranche	Achievement at or above this level would result in a payout equal to 200% of the targeted opportunity – the maximum level of payout –for the related tranche

(1)	The FY17 EBITDA Return on Capital goal relates solely to the company’s post-Spinoff portfolio of businesses.

Because the overarching performance goal for the total fiscal 2017 to 2019 PSP cycle was established in fiscal 2017, the grant date fair value of all performance shares granted under the fiscal 2017 to 2019 cycle, based on the probable outcome of the performance conditions for such period, is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2017.

PSP Awards Earned for Fiscal 2017: FY15 to FY17 Cycle.  At the end of fiscal 2017, the fiscal 2015 to 2017 cycle of the PSP concluded. The Committee certified the overarching performance goals for adjusted EPS; the company’s performance exceeded the thresholds in the plan (as discussed above). The Committee also assessed the company’s average EBITDA Return on Capital and average Net Sales Growth performance. The Committee’s assessment of these underlying performance goals was impacted by the Spinoff.

In connection with the Spinoff, we entered into an employee matters agreement with Lamb Weston, which we refer to as the Employee Matters Agreement. Among other things, the Employee Matters Agreement provided that the Committee would score our average EBITDA Return on Capital and average Net Sales Growth achievement for purposes of the fiscal 2015 to 2017 cycle of the PSP as of the end of the company’s last fiscal period ending prior to the Spinoff. After factoring in reported results and approved adjustments, we achieved average EBITDA Return on Capital of 17.2%. Our average Net Sales Growth failed to reach threshold payout levels. According to the pre-established goals, this performance level equated to a payout of 94.9% of the targeted performance share awards. For more information about this process, see “Special Note on the Treatment of Equity Awards in the Spinoff” and “Use of Adjustments in Compensation Decisions” below.

Although the underlying performance metrics were scored prior to the end of fiscal 2017, the awards granted to the named executive officers remained subject to the cycle’s overarching adjusted EPS goal for the entire original performance period and, generally, continued employment.

Compensation Discussion and Analysis

The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2017 for the fiscal 2015 to 2017 cycle of the PSP. Neither Mr. Marberger nor Mr. Biegger participated in the cycle. The noted amounts include dividend equivalents on earned shares, which were paid in additional shares.

Named Executive Officer	Targeted Performance Shares Granted for Fiscal 2015 to 2017 Cycle (1)	Actual Performance Shares Earned for Fiscal 2015 to 2017 Cycle	Actual as % of Target (with Dividend Equivalents)

Mr. Connolly	80,832	80,820	100%

Ms. Batcheler	34,325	35,070	102%

Mr. McGough	34,325	35,070	102%

Mr. Gehring	22,884	23,380	102%

(1)	The number of target performance shares noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. Prior to the Spinoff (and the corresponding equitable adjustment), the targeted number of performance shares granted were as follows: for Mr. Connolly, 60,162; for Ms. Batcheler, 25,547; for Mr. McGough, 25,547; and for Mr. Gehring, 25,547. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Special Note on the Treatment of Equity Awards in the Spinoff” below.

PSP Awards Notionally Earned for Fiscal 2017: FY17 Tranches of the FY16 to FY18 Cycle and FY17 to FY19 Cycle.  After fiscal 2017 was completed, the Committee determined the relative achievement against the underlying performance metric applicable to the fiscal 2017 tranche of the fiscal 2016 to 2018 cycle and fiscal 2017 to 2019 cycle of the PSP. Awards granted to the named executive officers under both cycles (including the 2017 tranche) remain subject to the overarching adjusted EPS goals applicable to the cycle and, generally, continued employment. After factoring in reported results and approved adjustments, we achieved fiscal 2017 average EBITDA Return on Capital of 21.4%. According to the pre-established goals, this level of performance permits funding at 122.8% of target for the 2017 tranche under both cycles. This percentage can still be adjusted by the Committee prior to payout after the three-year performance period for the fiscal 2016 to 2018 cycle or fiscal 2017 to 2019 cycle, as applicable, is completed, depending on the Committee’s further evaluation of performance under the applicable underlying metrics and other considerations, subject to the funding conditions for such award. For information about the use of adjustments approved by the Committee and applicable to the 2017 tranche of the fiscal 2016 to 2018 PSP and the fiscal 2017 to 2019 PSP, please see “Use of Adjustments in Compensation Decisions.”

Dividend Equivalents.  Dividend equivalents are paid on the portion of the performance shares actually earned; dividend equivalents are paid at the regular dividend rate in shares of our common stock.

Other Notes on Performance Shares.  In general, performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows for pro rata payouts, based on actual plan performance, in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of Conagra Brands. To date, however, the Committee has not used this discretion.

Special Note on the Treatment of Equity Awards in the Spinoff

In connection with the Spinoff, certain equitable adjustments were made to all of the company’s outstanding equity awards, including those held by the named executive officers. The equitable adjustments were made to maintain after the Spinoff the approximate aggregate intrinsic value that the original award had prior to the Spinoff. A description of the equitable adjustments is set forth below.

Compensation Discussion and Analysis

Each outstanding company equity incentive award other than performance shares held by a Conagra Brands employee (which includes the named executive officers other than Mr. Gehring) that was outstanding as of the Spinoff was equitably adjusted to retain, immediately after the Spinoff, the approximate intrinsic value that it had immediately prior to the Spinoff. In each case, the equitable adjustment was accomplished by adjusting the number of shares subject to the award (and, in the case of stock options, the applicable exercise price). More specifically, the number of shares underlying each award was recalculated based on a ratio comparing the average volume weighted average price per share of Conagra Brands for the five trading day period prior to the Spinoff to the average volume weighted average price per share of Conagra Brands for the five trading day period following the Spinoff. The ratio was applied to the number of company shares subject to the award. Generally, such awards remain subject to substantially the same terms and conditions after the Spinoff as the terms and conditions that applied prior to the Spinoff.

Performance shares held by Conagra Brands employees (which includes the named executive officers other than Mr. Gehring) that were outstanding as of the Spinoff were equitably adjusted in accordance with the terms of our equity plans so that the awards immediately after the Spinoff, in the aggregate, generally maintained the same approximate intrinsic value that the awards had immediately prior to the Spinoff. Specific treatment was dependent upon the year in which the performance shares were originally granted and whether such awards were intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Mr. Gehring ceased employment with Conagra Brands and continued employment with Lamb Weston, effective as of the Spinoff. Mr. Gehring joined Lamb Weston as its interim Chief Financial Officer. Because Mr. Gehring planned to serve as the interim Chief Financial Officer of Lamb Weston for only a limited period of time, and in accordance with his Interim Position and Non-Compete Agreement (as described below), Mr. Gehring’s outstanding company equity awards were treated similarly to those held by the other named executive officers. That is, they were equitably adjusted to reflect the Spinoff and continued to cover shares of Conagra Brands common stock. However, as of the Spinoff, the service or employment requirements under Mr. Gehring’s equity awards were based on Mr. Gehring’s service or employment with Lamb Weston rather than Conagra Brands. For more information about Mr. Gehring’s retirement from Conagra, please see “Agreements with Named Executive Officers – Departure of Mr. Gehring” below.

As provided for under the Employee Matters Agreement (and as described above), the Committee equitably adjusted the performance shares for the fiscal 2015 to 2017 cycle for all of our named executive officers (including Mr. Gehring) and scored the underlying EBITDA Return on Capital and Net Sales Growth metrics as of the end of the last fiscal period ending prior to the Spinoff. Because of the timing of the Spinoff, the cycle was scored based on two years and five months of performance. Based on our performance results for such underlying metrics, the Committee approved achievement of the metrics at 94.9% of target. However, the vesting of such awards remained subject to achievement of the threshold adjusted EPS performance goal applicable to the fiscal 2015 to 2017 cycle. For performance shares for the fiscal 2016 to 2018 and fiscal 2017 to 2019 cycles held by all of our named executive officers (including Mr. Gehring), the underlying performance metrics continue to apply.

Other Fiscal 2017 Compensation

The additional material elements of our compensation program for the named executive officers during fiscal 2017 were as follows:

Benefit Programs.  We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The company and employee participants share in the cost of these programs. We also offer a matching-gifts program through our Conagra Brands Foundation. To maximize community impact, the Conagra Brands Foundation will match, dollar for dollar, donations employees make to eligible organizations, up to $1,000 in a calendar year. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017.

Compensation Discussion and Analysis

With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers are entitled to participate in these plans on the same terms as other employees.

Some of the named executive officers and other employees at various levels of the organization participate in a non-qualified pension plan, non-qualified 401(k) plan, and/or voluntary deferred compensation plan. The non-qualified pension, non-qualified 401(k), and voluntary deferred compensation plans permit us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified plans.

Our voluntary deferred compensation plan allows the named executive officers, as well as a broader group of approximately 400 employees, to defer receipt of up to 50% of their base salary and 90% of their annual cash incentive compensation. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan, non-qualified 401(k) plan, and voluntary deferred compensation accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2017” and “Nonqualified Deferred Compensation – Fiscal 2017” below.

Perquisites.  The Committee has determined that it is appropriate to cover Mr. Connolly by our security policy. As a result, Mr. Connolly is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of his personal use of corporate aircraft, we entered into an aircraft time share agreement with Mr. Connolly. Under the agreement, Mr. Connolly is responsible for reimbursing us, in cash, certain amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We do not charge for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Mr. Connolly’s reimbursement obligation to the company begins once the incremental cost of his personal flights exceeds $150,000 in a fiscal year. The incremental cost to us of providing these benefits in fiscal 2017, if any, is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017.

A copy of the Conagra Brands, Inc. Aircraft Use Policy is available upon request by a shareholder to the Corporate Secretary at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Relocation Benefits.  In fiscal 2016, the decision was made, as a part of the company’s efforts to overhaul its culture, to relocate its headquarters from Omaha, Nebraska to Chicago, Illinois. As a result, Ms. Batcheler’s role was moved to the new headquarters. In connection with her relocation to Chicago, Illinois, Ms. Batcheler was provided relocation benefits consistent with those provided to other officers of the company, plus associated tax assistance. Mr. Biegger also received relocation benefits in fiscal 2017, which relocation benefits were consistent with those provided to other officers of the company, plus associated tax assistance, as well as additional payments to assist him with expenses incurred as a result of the significant amount of time his role was required to spend at our Omaha offices following the relocation of his role to Chicago. The incremental cost to us of providing these benefits in fiscal 2017, if any, is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017.

Agreements with Named Executive Officers

Agreement with Mr. Connolly.  We entered into an employment agreement with Mr. Connolly in February 2015 as a part of his hiring as our Chief Executive Officer. The agreement expires on August 1, 2018. The agreement generally describes Mr. Connolly’s duties and responsibilities as CEO, and, for its term, provides for a minimum base salary of $1.1 million and a customary vacation allowance. The employment agreement also outlines Mr. Connolly’s participation in our incentive compensation programs during its term. Regarding the annual incentive program, the agreement provides that Mr. Connolly’s target opportunity must be at least 150% of his base salary. With respect to long-term incentives,

Compensation Discussion and Analysis

commencing with fiscal 2016, Mr. Connolly is entitled, each year during the term of the agreement, to receive a targeted long-term award opportunity with a value of at least $6.25 million for any ensuing three-year performance period. For the 2015 to 2017 performance cycle, the employment agreement entitled Mr. Connolly to an award opportunity under the PSP with a grant date value of $2.09 million, which award is described above.

The agreement subjects Mr. Connolly to our stock ownership guidelines and a one-year post-employment non-competition restriction. It also requires Mr. Connolly to execute our standard confidentiality and non-solicitation agreement.

The employment agreement also provides Mr. Connolly with certain other benefits, including indemnification. The agreement entitles Mr. Connolly to use corporate aircraft, as further described above and under “Executive Compensation — Summary Compensation Table – Fiscal 2017” below.

The employment agreement provides for severance, termination and change of control benefits further described below under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

The agreement also entitles Mr. Connolly to participate in benefit plans and programs that are made available to senior executives generally. For information about the terms of Mr. Connolly’s participation in our retirement plans and deferred compensation plans, see “Executive Compensation — Nonqualified Deferred Compensation – Fiscal 2017” below.

Departure of Mr. Gehring.  On May 18, 2016, Mr. Gehring notified us of his intent to retire from the company. It was initially anticipated that Mr. Gehring would continue to serve as our principal financial officer until August 29, 2016 and retire from Conagra Brands on or about September 30, 2016. In connection with his anticipated retirement, we entered into a Transition and Non-Competition Agreement, dated August 29, 2016, with Mr. Gehring which, among other things, required Mr. Gehring to comply with certain non-competition and employee non-solicitation obligations for periods of 12 and 24 months following his retirement date and provided that, until his cessation of employment, Mr. Gehring would provide certain services in connection with Mr. Marberger’s transition into the CFO role. The agreement also provided that, subject to the terms of the agreement, we would make certain cash payments to Mr. Gehring.

However, it was subsequently determined that Mr. Gehring would serve as principal financial officer for Lamb Weston on an interim basis prior to, and for a limited time following, the Spinoff. As such, on September 28, 2016, we and Mr. Gehring entered into an Interim Position and Non-Compete Agreement, which we refer to as the Gehring Interim Agreement. The Gehring Interim Agreement superseded in its entirety the Transition and Non-Competition Agreement.

Under the Gehring Interim Agreement, Mr. Gehring was to serve as the Vice President and interim Chief Financial Officer of Lamb Weston for a limited period that was generally expected to continue until December 15, 2016. The Gehring Interim Agreement provided that Mr. Gehring would receive a base salary during his employment at an annual rate of $650,000. It further provided that Mr. Gehring would continue to participate in the company’s FY17 MIP until the completion of the Spinoff, but that his payout would be pro-rated based on his actual service to Conagra Brands during fiscal year 2017 prior to the Spinoff. The Gehring Interim Agreement also provided that Mr. Gehring would participate in Lamb Weston’s fiscal year 2017 short-term annual cash incentive program after completion of the Spinoff on a pro-rata basis tied to his actual service to Lamb Weston during fiscal 2017 following the Spinoff.

Under the Gehring Interim Agreement, Mr. Gehring’s equity awards outstanding at the time of the Spinoff were to be equitably adjusted under the terms of our equity plans to reflect the Spinoff, would settle in shares of Conagra Brands stock, and would continue vesting based on his service to Lamb Weston after the Spinoff. Mr. Gehring would also remain eligible for “early retirement” treatment for his equity awards.

Pursuant to the Gehring Interim Agreement, prior to the Spinoff, Mr. Gehring would continue to participate in our applicable benefit plans, but he would cease such participation at the time of the Spinoff and participate in Lamb Weston’s benefit plans thereafter. Mr. Gehring would also be entitled to (1) use our or Lamb Weston’s aircraft for commuting purposes related to his employment and (2) reimbursement for reasonable legal expenses relating to the execution of the Gehring Interim Agreement. He would also be available to assist and cooperate with Conagra Brands with respect to matters of which he is knowledgeable for up to one year after the Spinoff.

Compensation Discussion and Analysis

Under the Gehring Interim Agreement, Mr. Gehring is eligible for a payment of $250,000 as consideration for his execution and the non-revocation of a customary release of claims. In addition, if Mr. Gehring complies with the terms of the Gehring Interim Agreement (including certain customary confidentiality, two-year non-solicitation, one-year non-competition, and mutual non-disparagement covenants) and executes and does not revoke both the first release and an additional customary release of claims following his separation from service, he will be entitled to receive $400,000, $200,000 of which is payable six months following his separation from service and the remaining $200,000 of which is payable 12 months following his separation from service.

Commencement of Employment of Mr. Marberger.  In connection with his commencement of employment as Executive Vice President and Chief Financial Officer in August 2016, Mr. Marberger executed an offer letter, dated July 1, 2016. The offer letter provided that Mr. Marberger’s initial base salary would be $580,000 and that he would be eligible to participate in our annual and long-term incentive programs. As noted above, he participated in the FY17 MIP with a target opportunity of 80% of his annual base salary, prorated for fiscal 2017 based on his days of employment. In addition, Mr. Marberger is a participant in our long-term incentive program, as described above. His participation in the long-term incentive program provided an initial targeted opportunity equal to $1,600,000.

Pursuant to the offer letter, on September 1, 2016, Mr. Marberger was granted a sign-on grant of 14,287 RSUs (after the Spinoff-related equitable adjustment), which RSUs are generally scheduled to vest ratably on each of the first two anniversaries of the grant date. These RSUs will vest in full if we terminate Mr. Marberger’s employment without cause prior to the second anniversary of the grant date.

Pursuant to the offer letter, Mr. Marberger also received a one-time cash sign-on cash payment of $200,000. Fifty percent (50%) of this payment was intended to compensate Mr. Marberger for travel and housing expenses during his first 12 months of employment and to assist with costs associated with Mr. Marberger’s commute from his home to our Chicago office prior to his permanent relocation. In addition, if Mr. Marberger’s interim travel and housing expenses exceed $100,000 during his first 12 months of employment, Mr. Marberger may be eligible to receive an additional cash payment of $50,000. However, if Mr. Marberger’s employment terminates voluntarily or involuntarily within one year of his commencement of employment (other than for reasons unrelated to his performance or behavior), then $100,000 of such payments must be repaid to us. We made these grants to ease the employment transition for Mr. Marberger, as he forfeited an annual incentive opportunity and equity awards in connection with his termination of employment with his prior employer.

The offer letter also provided that Mr. Marberger would be eligible to participate in our standard relocation program for our officers and health and welfare and retirement programs generally applicable to our employees.

Arrangements with Mr. Biegger.  In connection with his commencement of employment and assumption of the role of Executive Vice President, Chief Supply Chain Officer in October 2015, Mr. Biegger executed an offer letter, dated September 9, 2016. Among other things, the offer letter provided that Mr. Biegger’s initial base salary would be $500,000. The offer letter also provided that Mr. Biegger would be eligible to participate in our annual and long-term incentive programs, as described above. Pursuant to the offer letter, if Mr. Biegger departs the company after he has reached age 62 but before he has achieved retirement eligibility under the company’s equity programs, then, with the approval of the Committee, which approval will not be unreasonably withheld, (1) stock options granted pursuant to the annual long-term incentive program and vested at the time of his departure will be amended to provide Mr. Biegger the remaining life of the option to exercise, and (2) his departure will be treated as a position elimination for purposes of determining pro-rata vesting of RSU grants that are made prior to the date of Mr. Biegger’s notice to Conagra of his intent to depart pursuant to our annual long-term incentive program. The offer letter also provided that Mr. Biegger would be eligible to participate in our standard relocation program for senior officers.

Change of Control / Severance Benefits.  We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness. Since fiscal 2012, individuals

Compensation Discussion and Analysis

promoted or hired into positions that, in the Committee’s view, are appropriate for change of control program participation have not been entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to new participants is inappropriate relative to best executive pay practices. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 80 of our senior employees. These guidelines, which are represented as a percentage of salary, increase with level of responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with shareholder interests. The named executive officers are expected to reach their respective ownership requirement within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our employee stock purchase plan, as well as RSUs and shares acquired upon the deferral of earned bonuses, are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of July 31, 2017 for our continuing named executive officers.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)
Mr. Connolly	600%	795%

Mr. Marberger	400%	223%

Ms. Batcheler	400%	1598%

Mr. Biegger	300%	301%

Mr. McGough	400%	880%

(1)	Based on the closing price of our common stock on the NYSE on July 31, 2017 ($34.24) and the salaries of the named executive officers in effect as of fiscal year end. Messrs. Marberger and Biegger joined the company in August 2016 and November 2015, respectively.

Use of Adjustments in Compensation Decisions

Our goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure management performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on incentive payouts, the Committee designed its programs to exclude certain items impacting comparability from results in the fiscal 2017 MIP, the fiscal 2015 to 2017 cycle of the PSP, and the 2017 tranches of each of the fiscal 2016 to 2018 cycle of the PSP and the fiscal 2017 to 2019 cycle of the PSP. The underlying metric for the fiscal 2017 MIP was fiscal 2017 EBIT. The underlying metrics for the fiscal 2015 to 2017 cycle of the PSP were EBITDA Return on Capital and average Net Sales Growth. The underlying metric for the 2017 tranche of each of the fiscal 2016 to 2018 cycle of the PSP and the fiscal 2017 to 2019 cycle of the PSP was EBITDA Return on Capital.

The Committee approved adjustments that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results.

Compensation Discussion and Analysis

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity is granted in the ordinary course at an annual Committee meeting each July.

The Committee has decided to eliminate the granting of stock options from its executive compensation program in fiscal 2018 and forward. However, historically, stock options have been granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. And, if a stock option grant was made other than during the routine July Committee meeting, the company would require that the grant be made on the first trading day of the month on or following the grantee’s date of hire.

Additional Information on the Committee’s Compensation Consultant

The Committee engaged FW Cook directly to assist it in obtaining and reviewing information relevant to its compensation decisions. The independence and performance of FW Cook are of the utmost importance to the Committee. As a result, Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. For fiscal 2017, FW Cook did not provide any additional services to us or our affiliates. In addition, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the consultant on an annual basis. The Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to FW Cook during fiscal 2017. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by FW Cook.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to our chief executive officer or any of our three other most highly compensated executive officers, other than the chief financial officer, who are employed as of the end of the year. This limitation does not apply to qualified performance-based compensation under federal tax law. Generally, qualified-performance based compensation is compensation paid only if performance meets pre-established, objective goals based on performance metrics approved by our shareholders. The Committee’s general intent is to structure our executive compensation programs so that payments may be able to qualify as fully tax deductible. However, while the Committee believes it is in the best interests of the company and its shareholders to have the ability to grant “qualified performance-based compensation” under Section 162(m) of the Code, it may decide from time to time to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if the Committee intends to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the company cannot guarantee that such compensation ultimately will be deductible.

For fiscal 2017, all annual incentive and performance share awards to covered employees were subject to, and made in accordance with, performance-based compensation arrangements that were intended to qualify as tax deductible. In order to achieve this potential result, the Committee approved a framework in which (1) maximum awards under these incentive programs would be authorized upon attainment of adjusted EPS of: $0.10 for the fiscal 2017 MIP; $0.10 per year for the performance period (for Mr. Connolly, excluding fiscal 2015) for the fiscal 2015 to 2017 cycle of the PSP; $0.10 per year for the performance period for the fiscal 2016 to 2018 cycle of the PSP for each named executive officer other than Mr. Biegger; $0.05 for the second quarter through the fourth quarter of fiscal 2016 and $0.10 per year for each of 2017 and 2018 for the fiscal 2016 to 2018 cycle of the PSP for Mr. Biegger; and $0.10 per year for the performance period for the fiscal 2017 to 2019 cycle of the PSP; and (2) negative discretion would be applied by the Committee to decrease

Compensation Discussion and Analysis

authorized awards based upon the program frameworks described above. The Committee intends to continue using this type of approach to potentially preserve the tax deductibility of its compensation arrangements in the future. However, the Committee does retain the discretion to make payments or grants of equity that are not fully deductible (for example, a portion of Mr. Connolly’s salary) when, in its judgment, those payments or grants are needed to achieve its overall compensation objectives.

Compensation Committee Report

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

Conagra Brands, Inc. Human Resources Committee

Bradley A. Alford	Rajive Johri

Richard H. Lenny	Ruth Ann Marshall, Chair

Executive Compensation

Executive Compensation

Summary Compensation Table – Fiscal 2017

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2017 and for each of the other three most highly-compensated individuals who were serving as executive officers at the end of fiscal 2017. Neither Mr. Marberger nor Mr. Biegger was a named executive officer in fiscal 2015 or fiscal 2016; as such, information about such officers’ compensation for fiscal 2015 and fiscal 2016 is not included.

The amounts in the following Summary Compensation Table for Mr. Connolly reflect, for fiscal 2015, his employment with the company beginning in April 2015. In addition, the amounts for Mr. Connolly are based in part on his employment agreement. For more information about the material terms of the employment agreement with Mr. Connolly and the change of control agreements we have entered into with each of our named executive officers, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers — Change of Control/Severance Benefits” and “Compensation Discussion and Analysis — Agreements with Named Executive Officers — Agreement with Mr. Connolly” above and “Potential Payments Upon Termination or Change of Control” below.

For more information about our named executive officers’ mix of base salary and annual incentive compensation to their total compensation, see the discussion under “Compensation Discussion and Analysis — Key Elements of our Fiscal 2017 Executive Compensation Program” above.

Please note that all share amounts and (if applicable) exercise prices included in the tables in this “Executive Compensation” section reflect the equitable adjustments to the company’s outstanding equity awards that were made in connection with the Spinoff. For additional information about such equitable adjustments, please see “Compensation Discussion and Analysis – Special Note on the Treatment of Equity Awards in the Spinoff.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Sean Connolly	2017	1,100,000	-	4,628,385	1,246,952	2,314,950	-	477,990	9,768,277
CEO and	2016	1,100,000	-	4,396,589	1,032,499	3,258,750	-	157,972	9,945,810
President	2015	249,615	-	3,915,232	2,304,000	-	-	171,728	6,640,576

David Marberger	2017	423,846	200,000	1,631,211	299,447	471,588	-	22,754	3,048,846
EVP and Chief
Financial Officer

Colleen Batcheler	2017	538,630	-	1,184,861	319,214	749,126	25,118	267,098	3,084,047
EVP, General Counsel and	2016	521,635	-	2,895,365	264,335	989,019	39,296	97,807	4,807,457
Corporate Secretary	2015	500,000	-	789,147	502,775	-	31,785	41,249	1,864,956

David Biegger	2017	509,744	-	888,611	239,401	552,237	-	399,112	2,589,105
EVP and Chief Supply
Chain Officer

Executive Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Tom McGough	2017	666,875	-	1,184,861	319,214	878,675	35,360	150,550	3,235,535
President,	2016	636,538	-	2,895,365	264,335	1,156,589	48,895	57,867	5,059,589
Operating Segments	2015	524,039	-	789,147	502,775	-	45,107	59,968	1,921,036

John Gehring	2017	302,105	250,000	-	-	368,568	264,627	5,119	1,190,419
Former EVP and Chief	2016	643,269	-	2,895,365	264,335	1,118,001	365,019	20,172	5,306,161
Financial Officer	2015	600,000	-	789,147	502,775	-	306,119	36,198	2,234,239

1.	For Mr. Marberger, reflects a one-time cash sign-on payment that he received in connection with his assumption of the role of Executive Vice President and Chief Financial Officer pursuant to his offer letter. For more information about his offer letter, see “Compensation Discussion and Analysis – Agreements with Named Executive Officers – Commencement of Employment of Mr. Marberger.” For Mr. Gehring, reflects a cash payment of $250,000 that he received pursuant to the Gehring Interim Agreement. For more information about the Gehring Interim Agreement, see “Compensation Discussion and Analysis – Agreements with Named Executive Officers – Departure of Mr. Gehring.”

2.	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC Topic 718, for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2017 (the fiscal 2017 to fiscal 2019 cycle of the PSP), the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2017, the grant date fair value of these awards would have been: Mr. Connolly, $6,195,329; Mr. Marberger, $1,586,009; Ms. Batcheler, $1,586,009; Mr. Biegger, $1,189,460; and Mr. McGough, $1,586,009.

3.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted during the reported fiscal years. Assumptions used in the calculation of these amounts are included in Note 14 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

4.	For fiscal 2017, reflects awards earned under the fiscal 2017 MIP. A description of the fiscal 2017 MIP is included in the “Compensation Discussion and Analysis” section above.

5.	The measurement date for pension value for fiscal 2017 was May 28, 2017. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2017, the entire amount reflects the aggregate change in the actuarial present value of pension amounts rather than nonqualified deferred compensation earnings.

Executive Compensation

6.	The components of fiscal 2017 “All Other Compensation” include the following:

Named Executive Officer	Perquisites and Personal Benefits (a)
	(Column 1) Personal Use of Aircraft $	(Column 2) Security Costs $		(Column 3) Matching Gifts $	(Column 4) Relocation Expenses $		(Column 5) Temporary Housing $	(Column 6) Company Contribution to Defined Contribution Plans $ (c)	(Column 7) Tax Reimbursements $ (d)
Mr. Connolly	89,431	(b	)	-	-		-	384,079	-
Mr. Marberger	-	-		-	-		-	22,754	-
Ms. Batcheler	-	-		-	139,943	(e)	-	109,007	18,148
Mr. Biegger	-	-		-	293,578	(f)	-	80,369	25,165
Mr. McGough	-	(b	)	-	-		-	147,206	-
Mr. Gehring	-	-		-	-		-	5,119	-

(a)	All amounts shown are valued at the incremental cost to us of providing the benefit. For Column 1, also includes the incremental cost of repositioning flights associated with personal use by the named executive officer. With respect to Mr. Connolly’s use of company aircraft (Column 1), Mr. Connolly is a party to an aircraft time share agreement with us. Under this agreement, Mr. Connolly reimburses us in cash for a portion of our incremental costs of personal flights (in other words, the cost of fuel and incidentals, such as landing and parking fees, airport taxes and catering costs for such flights). We do not charge Mr. Connolly for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Because the incremental cost of such flights did not exceed $150,000 in fiscal 2017, Mr. Connolly was not required to make any payments under the time share agreement.

(b)	For Columns 1 through 5, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000.

(c)	Reflects the qualified CRISP contributions by us. We did not make a nonqualified CRISP contribution to any named executive officer in fiscal 2017. In addition, reflects the non-elective contribution made to each eligible participant’s account in the Voluntary Deferred Comp Plan (as further described below). See the discussion under “Nonqualified Deferred Compensation – Fiscal 2017.”

(d)	Reflects tax assistance payments related to Ms. Batcheler and Mr. Biegger in connection with relocation benefits received in fiscal 2017.

(e)	Reflects relocation payments equal to $139,943 in the aggregate.

(f)	Reflects relocation payments equal to $266,578 in the aggregate as well as additional payments in the amount of $27,000 in the aggregate to assist Mr. Biegger with expenses incurred as a result of the significant amount of time his role was required to spend at our Omaha offices following the relocation of his role to Chicago.

Executive Compensation

Grants of Plan-Based Awards – Fiscal 2017

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2017 to the named executive officers. All equity-based grants were made under the shareholder approved ConAgra Foods 2014 Stock Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr.	-	-	1,650,000	3,300,000	-	-	-	-	-	-	-
Connolly	8/19/2016	-	-	-	-	88,665	177,330	-	-	-	3,097,664
	7/11/2016	-	-	-	-	-	-	45,551	-	-	1,530,720
	7/11/2016	-	-	-	-	-	-	-	273,309	35.81	1,246,952
Mr.	-	-	339,077	678,154	-	-	-	-	-	-	-
Marberger	8/19/2016	-	-	-	-	22,698	45,396	-	-	-	793,004
	9/1/2016	-	-	-	-	-	-	11,541	-	-	369,885
	9/1/2016	-	-	-	-	-	-	14,287	-	-	468,321
	9/1/2016	-	-	-	-	-	-	-	69,248	34.26	299,447
Ms.	-	-	538,630	1,077,260	-	-	-	-	-	-	-
Batcheler	8/19/2016	-	-	-	-	22,698	45,396	-	-	-	793,004
	7/11/2016	-	-	-	-	-	-	11,660	-	-	391,857
	7/11/2016	-	-	-	-	-	-	-	69,965	35.81	319,214
Mr.	-	-	407,796	815,592	-	-	-	-	-	-	-
Biegger	8/19/2016	-	-	-	-	17,023	34,046	-	-	-	594,730
	7/11/2016	-	-	-	-	-	-	8,745	-	-	293,881
	7/11/2016	-	-	-	-	-	-	-	52,472	35.81	239,401
Mr.	-	-	666,875	1,333,750	-	-	-	-	-	-	-
McGough	8/19/2016	-	-	-	-	22,698	45,396	-	-	-	793,004
	7/11/2016	-	-	-	-	-	-	11,660	-	-	391,857
	7/11/2016	-	-	-	-	-	-	-	69,965	35.81	319,214
Mr.	-	-	302,105	604,210	-	-	-	-	-	-	-
Gehring

1.	Amounts reflect grants made under the fiscal 2017 MIP discussed in our Compensation Discussion and Analysis. Actual payouts earned under the program for fiscal 2017 for all named executive officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2017.

2.	Amounts reflect the performance shares granted to our named executive officers under our long-term incentive program for the fiscal 2017 to 2019 cycle. All awards under the fiscal 2017 to 2019 cycle, including any above-target payouts, will be earned based on our performance for the three fiscal years ending May 28, 2017, May 27, 2018 and May 26, 2019. Further information about these grants can be found in the section headed “Compensation Discussion and Analysis – Long-Term Incentive Plan.” Final payouts are subject to full negative discretion by the Committee.

3.

The number of performance shares noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Compensation Discussion and Analysis — Special Note on the Treatment of Equity Awards in the Spinoff.” Prior to the Spinoff (and the corresponding equitable adjustment), the targeted number of performance shares granted under the fiscal 2017 to 2019 cycle were as follows: for Mr. Connolly,

Executive Compensation

65,992 performance shares; for Mr. Marberger, 16,894 performance shares; for Ms. Batcheler, 16,894 performance shares; for Mr. Biegger, 12,670 performance shares; and for Mr. McGough, 16,894 performance shares.

4.	The number of RSUs noted here reflects an equitable adjustment made to the original award in connection with the Spinoff. Prior to the Spinoff (and the corresponding equitable adjustment), the number of RSUs granted during fiscal 2017 were as follows: for Mr. Connolly, 33,903 RSUs; for Mr. Marberger, 8,590 RSUs and 10,634 RSUs; for Ms. Batcheler, 8,679 RSUs; for Mr. Biegger, 6,509 RSUs; and for Mr. McGough, 8,679 RSUs.

5.	The number of options and the related exercise price noted here reflect an equitable adjustment made to the original award in connection with the Spinoff. Prior to the Spinoff (and the corresponding equitable adjustment), the number of options granted during fiscal 2017 were as follows: for Mr. Connolly, 203,418 options; for Mr. Marberger, 51,540 options; for Ms. Batcheler, 52,074 options; for Mr. Biegger, 39,054 options; and for Mr. McGough, 52,074 options. Prior to the Spinoff, the exercise price applicable to options granted to Mr. Marberger during fiscal 2017 was $46.02, and the exercise price applicable to options granted to the other named executive officers during fiscal 2017 was $48.11.

6.	The grant date fair value of performance shares granted under our long-term incentive program for the fiscal 2017 to 2019 performance cycle are based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718). These amounts are included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2017.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2017

The following table lists all stock options, performance shares and RSU awards outstanding as of May 28, 2017 for the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6)
Mr.	4/1/2015	537,433	268,717	27.44	3/31/2025	-		-	-	-
Connolly	8/28/2015	94,370	188,741	31.06	8/27/2025	-		-	-	-
	7/11/2016	-	273,309	35.81	7/10/2026	-		-	-	-
	4/1/2015	-	-	-	-	65,197	(3)	2,544,633	-	-
	8/28/2015	-	-	-	-	47,185		1,841,631	-	-
	7/11/2016	-	-	-	-	45,551		1,777,856	-	-
	8/28/2015	-	-	-	-	-		-	196,361	7,663,986
	8/19/2016	-	-	-	-	-		-	180,336	7,038,525
Mr.	9/1/2016	-	69,248	34.26	8/31/2026	-		-	-	-
Marberger	9/1/2016	-	-	-	-	11,541		450,445	-	-
	9/1/2016	-	-	-	-	14,287	(4)	557,622	-	-
	8/19/2016	-	-	-	-	-		-	46,166	1,801,843
Ms.	7/16/2012	48,369	-	18.42	7/15/2022	-		-	-	-
Batcheler	7/15/2013	187,607	-	27.46	7/14/2023	-		-	-	-
	7/14/2014	144,164	61,787	23.00	7/13/2024	-		-	-	-
	8/28/2015	24,160	48,320	31.06	8/27/2025	-		-	-	-
	7/11/2016	-	69,965	35.81	7/10/2026	-		-	-	-
	7/17/2015	-	-	-	-	53,508		2,088,417	-	-
	8/28/2015	-	-	-	-	12,080		471,482	-	-
	7/11/2016	-	-	-	-	11,660		455,090	-	-
	8/28/2015	-	-	-	-	-		-	50,268	1,961,959
	8/19/2016	-	-	-	-	-		-	46,166	1,801,843
Mr.	11/2/2015	19,584	39,168	30.45	11/1/2025	-		-	-	-
Biegger	7/11/2016	-	52,472	35.81	7/10/2026	-		-	-	-
	11/2/2015	-	-	-	-	13,056	(5)	509,576	-	-
	11/2/2015	-	-	-	-	9,792		382,182	-	-
	7/11/2016	-	-	-	-	8,745		341,317	-	-
	10/5/2015	-	-	-	-	-		-	40,556	1,582,904
	8/19/2016	-	-	-	-	-		-	34,623	1,351,343
Mr.	7/16/2012	80,615	-	18.42	7/15/2022	-		-	-	-
McGough	7/15/2013	187,607	-	27.46	7/14/2023	-		-	-	-
	7/14/2014	144,164	61,787	23.00	7/13/2024	-		-	-	-
	8/28/2015	24,160	48,320	31.06	8/27/2025	-		-	-	-
	7/11/2016	-	69,965	35.81	7/10/2026	-		-	-	-
	7/17/2015	-	-	-	-	53,508		2,088,417	-	-
	8/28/2015	-	-	-	-	12,080		471,482	-	-
	7/11/2016	-	-	-	-	11,660		455,090	-	-
	8/28/2015	-	-	-	-	-		-	50,268	1,961,959
	8/19/2016	-	-	-	-	-		-	46,166	1,801,843
Mr.	8/28/2015	-	-	-	-	-		-	16,756	653,981
Gehring	8/28/2015	7,215	-	31.06	12/15/2019	-		-	-	-

Executive Compensation

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the named executive officers is as follows:

	Unexercisable at FYE	Vesting Schedule			Unexercisable at FYE	Vesting Schedule
		# of Shares	Vesting Date			# of Shares	Vesting Date
Mr. Connolly	268,717	268,717	4/1/18	Mr. Biegger	39,168	19,584	11/2/17
	188,741	94,370	8/28/17			19,584	11/2/18
		94,371	8/28/18		52,472	17,490	7/11/17
	273,309	91,103	7/11/17			17,491	7/11/18
		91,103	7/11/18			17,491	7/11/19
		91,103	7/11/19	Mr. McGough	61,787	61,787	7/14/17
Mr. Marberger	69,248	23,082	9/1/17		48,320	24,160	8/28/17
		23,083	9/1/18			24,160	8/28/18
		23,083	9/1/19		69,965	23,321	7/11/17
Ms. Batcheler	61,787	61,787	7/14/17			23,322	7/11/18
	48,320	24,160	8/28/17			23,322	7/11/19
		24,160	8/28/18
	69,965	23,321	7/11/17
		23,322	7/11/18
		23,322	7/11/19

2.	Unless otherwise indicated, RSUs generally vest in full on the third anniversary of the grant date.

3.	Represents a sign-on grant of RSUs awarded to Mr. Connolly on April 1, 2015 pursuant to the terms of his employment agreement. Accrued dividend equivalents are included in amount and will be paid upon vesting on April 1, 2018.

4.	Represents a sign-on grant of RSUs awarded to Mr. Marberger on September 1, 2016 pursuant to the terms of his offer letter. These RSUs generally vest in two equal installments on each of the first two anniversaries of the grant date.

5.	Represents a sign-on grant of RSUs awarded to Mr. Biegger on November 2, 2015 pursuant to the terms of his offer letter. These RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date.

6.	The market value of unvested or unearned RSUs and unearned shares is calculated using $39.03 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2017.

7.	Reflects, on separate lines, as of May 28, 2017, the maximum number of shares that could be earned under the fiscal 2016 to 2018 cycle of the PSP, and the maximum number of shares that could be earned under the fiscal 2017 to 2019 cycle of the PSP, plus accrued dividend equivalents. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2016 to 2018 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2018, and shares earned under the fiscal 2017 to 2019 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2019.

Executive Compensation

Option Exercises and Stock Vested – Fiscal 2017

The following table summarizes the RSUs vested and the option awards exercised during fiscal 2017 for each of the named executive officers as well as the performance shares that were earned by and paid out to the named executive officers for the fiscal 2015 to 2017 cycle of the PSP. Mr. Marberger began employment with us on August 8, 2016 and was appointed as Executive Vice President and Chief Financial Officer on August 29, 2016. Mr. Biegger began employment with us in November 2015. Accordingly, they did not participate in the fiscal 2015 to 2017 cycle of the PSP.

The performance period for the fiscal 2015 to 2017 cycle of the PSP ended on May 28, 2017. Except as otherwise noted below, the column entitled “Stock Awards” below includes only shares earned under that cycle for cumulative three-year performance.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)

Mr. Connolly	-	-	80,820		3,154,405
Mr. Marberger	-	-	-		-
Ms. Batcheler	-	-	35,070		1,368,782
Mr. Biegger	-	-	6,528	(2)	238,403
Mr. McGough	-	-	35,070		1,368,782
Mr. Gehring	264,913	3,479,960	53,856	(3)	2,083,409

1.	Pursuant to the terms of the PSP, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and included in this table) were: 4,110 shares for Mr. Connolly; 2,496 shares for Ms. Batcheler; 2,496 shares for Mr. McGough; and 1,663 shares for Mr. Gehring.

2.	The number of shares noted here is comprised solely of RSUs awarded as part of a sign-on grant to Mr. Biegger on November 2, 2015 pursuant to the terms of his offer letter that vested during fiscal 2017.

3.	The number of shares noted here also includes RSU awards that vested in connection with Mr. Gehring’s retirement during fiscal 2017.

Pension Benefits – Fiscal 2017

Conagra Brands maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, hired prior to August 1, 2013. The Qualified Pension was closed to new participants who joined the company on or after August 1, 2013. As a result, Messrs. Connolly, Marberger and Biegger are not eligible to participate.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Ms. Batcheler and Mr. McGough joined the company after June 1, 2004 but prior to August 1, 2013 and were automatically enrolled in option (B). Mr. Gehring was employed prior to June 1, 2004 and was enrolled in option (A).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•	A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•	A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

Executive Compensation

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1.0% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2017) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service, or IRS, by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in the pension benefit once they have five years of vesting service with the company. Pension benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement, and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive.

Mr. Gehring also participated in a supplemental retirement plan (which we refer to in the table below as the Nonqualified Pension). To the extent that a participant’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such participant’s Average Monthly Earnings exceeds the limit under the Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Nonqualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, a participant’s benefit under the Nonqualified Pension is payable in installments beginning in January following the participant’s separation from service or disability, but the participant may also elect to receive the payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Pension Benefits – Fiscal 2017

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)
Mr. Connolly (4)	Qualified Pension	-	-
	Nonqualified Pension	-	-
Mr. Marberger (4)	Qualified Pension	-	-
	Nonqualified Pension	-	-
Ms. Batcheler	Qualified Pension	10.9	214,313
	Nonqualified Pension	-	-
Mr. Biegger (4)	Qualified Pension	-	-
	Nonqualified Pension	-	-
Mr. McGough	Qualified Pension	10.3	276,403
	Nonqualified Pension	-	-
Mr. Gehring	Qualified Pension	14.8	554,874
	Nonqualified Pension	14.8	1,647,379

Executive Compensation

1.	Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees, and Nonqualified Pension refers to the Conagra Brands, Inc. Nonqualified Pension Plan. There were no plan payments in fiscal 2017.

2.	The number of years of credited service is calculated as of May 28, 2017, which is the pension plan measurement date used for financial statement reporting purposes.

3.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 19 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

4.	Messrs. Connolly, Marberger and Biegger are not eligible to participate in either the Qualified Pension or Nonqualified Pension.

Nonqualified Deferred Compensation – Fiscal 2017

The table following this summary of our nonqualified deferred compensation plans shows the nonqualified deferred compensation activity for each named executive officer during fiscal 2017. The amounts shown include amounts deferred under the ConAgra Foods, Inc. Amended and Restated Nonqualified CRISP Plan, as amended, or Nonqualified CRISP, which is our nonqualified 401(k) plan, and the Conagra Brands, Inc. Amended and Restated Voluntary Deferred Compensation Plan, as amended, or Voluntary Deferred Comp Plan, which is our voluntary deferred compensation plan. The Conagra Brands Retirement Income Savings Plan, or Qualified CRISP, is our qualified 401(k) plan. The amounts shown for the Nonqualified CRISP include company contributions during fiscal 2017.

The Nonqualified CRISP (which has limited participation) supplements our Qualified CRISP, which is available to a broad base of salaried employees. Mr. Gehring is the only named executive officer who participated in the Nonqualified CRISP during fiscal 2017. Because the Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan, if a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company matching contribution. The Nonqualified CRISP was used to enable the company to provide this population with the company matching contribution. Under the plan, the company made a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the Qualified CRISP.

Under our Qualified CRISP, for employees enrolled in option (A) under the Qualified Pension, the company will match the first 50% of the first 6% of salary and bonus the employee contributes to the Qualified CRISP. For employees enrolled in option (B) under the Qualified Pension, the company will match 66 2/3% of the first 6% of salary and bonus the employee contributes to the plan. Under the Qualified CRISP, for employees not eligible for the Qualified Pension (hired on or after August 1, 2013), the company will match 100% of the first 6% of salary and bonus the employee contributes to the plan, and an additional company contribution of 3% of salary and bonus.

The company contribution to the Nonqualified CRISP is made annually on or about December 31st. Participants are generally required to be employed on that date to receive the contribution.

Generally, an executive’s account balance under the Nonqualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. All outstanding distributions are ten year installments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A will be delayed for six months after the date of the separation from service.

Our Voluntary Deferred Comp Plan also allows certain domestic management-level employees whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and up to 90% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account, a Conagra Brands stock account (which, effective June 1, 2017, is not available for executive officers who are required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended) or other investment options that mirror those available under our Qualified

Executive Compensation

CRISP. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of Conagra Brands common stock. Amounts deferred into the interest bearing account or the accounts that mirror those available under the Qualified CRISP funds are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

Our Voluntary Deferred Comp Plan also provides nonqualified matching contribution retirement benefits to those employees not receiving such benefits, including the named executive officers who do not participate in the Nonqualified CRISP (Mr. Connolly, Mr. Marberger, Ms. Batcheler, Mr. Biegger, and Mr. McGough). The Voluntary Deferred Comp Plan provides for company matching contributions and company non-elective contributions to the Voluntary Deferred Comp Plan for eligible participants for amounts of salary and bonus that are above IRS limits.

The company matching contribution is made at the end of each calendar year. At that time, the company credits an eligible participant’s account in the Voluntary Deferred Comp Plan with (1) a matching contribution equal to a dollar for dollar match, limited to 6% of compensation earned by the participant and paid by the company in excess of the IRS limit and (2) a non-elective contribution equal to 3% of an eligible participant’s compensation in excess of the IRS limit. Eligible participants are allowed to defer no more than 50% of their base salary and no more than 90% of their annual incentive payment that exceeds the IRS limit. Matching contributions and non-elective contributions will be credited on or about December 31st of each year if the eligible participant earns in excess of the IRS limit and the participant is actively employed at the end of the calendar year.

The Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be 100% vested.

Because Mr. Gehring was participating in other nonqualified contribution retirement plans, and because the Voluntary Deferred Comp Plan was designed to provide nonqualified contribution retirement benefits to those who were not already receiving such benefits, Mr. Gehring was not eligible for company matching contributions under the Voluntary Deferred Comp Plan.

With respect to distributions from the Voluntary Deferred Comp Plan, an individual who departs from the company who was neither retirement nor early retirement eligible (generally, age 55 and 10 years of service) under the Qualified Pension is required to take distributions of certain amounts earned and vested prior to 2005, or grandfathered amounts, in a lump sum payment in the quarter end following the individual’s separation from service. An executive who retires or who retires after meeting the early retirement provisions of the Qualified Pension will receive his or her grandfathered amounts in annual installments.

In general, all non-grandfathered amounts will be distributed in cash in a lump sum and/or in shares of Conagra Brands common stock (to the extent phantom shares are credited to the participant’s notional account under the Voluntary Deferred Comp Plan) in January following the individual’s separation from service.

Participants may also elect to receive the non-grandfathered amounts at certain other times, including in the January of the calendar year specified by the participant or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2017.

Although Mr. Gehring ceased employment with us in connection with the Spinoff, the liabilities associated with his accounts and accrued benefits under the Nonqualified CRISP and the Voluntary Deferred Comp Plan were not transferred to Lamb Weston or a Lamb Weston nonqualified deferred compensation plan in connection with the Spinoff, but remained under the Nonqualified CRISP and the Voluntary Deferred Comp Plan, as applicable.

Executive Compensation

Nonqualified Deferred Compensation – Fiscal 2017

Name	Plan (1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Mr. Connolly	Nonqualified CRISP	-	-	-	-	-
	Voluntary Def Comp Plan	188,697	359,779	52,381	0	869,625
Mr. Marberger	Nonqualified CRISP	-	-	-	-	-
	Voluntary Def Comp Plan	258,102	0	211	0	258,312
Ms. Batcheler	Nonqualified CRISP	-	-	-	-	-
	Voluntary Def Comp Plan	58,326	98,165	19,769	0	289,406
Mr. Biegger	Nonqualified CRISP	-	-	-	-	-
	Voluntary Def Comp Plan	33,143	59,902	28,537	0	428,639
Mr. McGough	Nonqualified CRISP	-	-	-	-	-
	Voluntary Def Comp Plan	76,383	136,306	82,355	0	728,233
Mr. Gehring	Nonqualified CRISP	-	-	52,542	0	385,350
	Voluntary Def Comp Plan	93,125	-	373,932	(248,937)	3,679,356

1.	Nonqualified CRISP refers to the ConAgra Foods, Inc. Amended and Restated Nonqualified CRISP Plan, as amended, and Voluntary Def Comp Plan refers to the Conagra Brands, Inc. Amended and Restated Voluntary Deferred Compensation Plan, as amended.

2.	The amounts reported for the Voluntary Def Comp Plan are included in the “Salary” column of the Summary Compensation Table – Fiscal 2017.

3.	The amounts reported for the Voluntary Def Comp Plan are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017 for all named executive officers other than Mr. Gehring. Because Mr. Gehring is a participant in the Nonqualified CRISP, he is not eligible for non-elective contributions under the Voluntary Def Comp Plan. For Mr. Gehring, all Nonqualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2017. These amounts, together with our match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 6 to the Summary Compensation Table – Fiscal 2017.

4.	Neither our Nonqualified CRISP nor our Voluntary Def Comp Plan offers above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table – Fiscal 2017.

5.	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Connolly, $266,868 (Voluntary Def Comp Plan); Ms. Batcheler, $186,219 (Voluntary Def Comp Plan); Mr. McGough, $412,776 (Voluntary Def Comp Plan); and Mr. Gehring, $186,093 (Nonqualified CRISP) and $2,767,346 (Voluntary Def Comp Plan). Neither Mr. Marberger nor Mr. Biegger was included in prior fiscal year proxy statements. These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the “Executive Contributions in Last FY” column.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of certain benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below.

For the named executive officers other than Mr. Gehring (who ceased employment with us in connection with the Spinoff), the tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred on, or that the executive’s employment

Executive Compensation

terminated on, May 26, 2017, the last business day of fiscal 2017. Other key assumptions used in compiling the tables are set forth immediately preceding each table. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Pay Plan.  We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of Conagra Brands; for any particular employee, we may elect to provide severance as suggested by the plan or to provide benefits equal to, greater than or less than those provided in the guidelines. Ms. Batcheler and Messrs. Marberger, Biegger, and McGough are potentially covered by the plan. Until Mr. Connolly’s employment agreement with us expires on August 1, 2018, Mr. Connolly’s severance benefits would be paid in accordance with his agreements with us, as further described below, rather than the severance pay plan. After such date, the severance pay plan would apply to Mr. Connolly.

Under the severance pay plan, the severance guideline for individuals above a certain pay grade, including that of our named executive officers, is 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon notice that the former employee has obtained new employment, we will provide him or her with a lump sum payment equal to 50% of the severance pay remaining; the other 50% would be forfeited. In addition, the guidelines provide for the provision during this period of the same type and level of health plan coverage that was in effect immediately prior to the executive officer’s termination of employment, up to a maximum of 18 months.

If a named executive officer is entitled to receive a severance payment under a change of control agreement (described below), we are not required to make payments to him or her under the severance plan.

Agreement with Mr. Connolly.  We are a party to an employment agreement with Mr. Connolly that addresses matters such as his salary, participation in our annual and long-term incentive plans and participation in health and welfare benefit plans and other benefit programs and arrangements. The agreement also addresses Mr. Connolly’s severance benefits and right to participate in our change of control benefit program.

A summary of Mr. Connolly’s severance benefits are described below. Generally, any payments made under the employment agreement upon disability or as a result of a termination without cause or for good reason (other than certain benefits required by law) are conditioned on Mr. Connolly first signing a release agreement in a form approved by us. On August 1, 2018, Mr. Connolly’s employment agreement terminates, and his severance benefits become governed by the programs and plans in place at the company at that time.

Executive Compensation

We have excluded retirement as a hypothetical scenario in the table below because Mr. Connolly is not eligible for retirement (age 65) or early retirement (age 55 and 10 years of service) in the near future.

	Involuntary w/ Cause	Involuntary w/o Cause or Voluntary w/ Good Reason	Voluntary w/o Good Reason	Death or Disability

Salary	Paid through month of termination	Paid through month of termination, plus a lump sum equal to 2 times salary	Paid through month of termination	Paid through month of event

Annual Incentive Plan	Not eligible for payment	Paid no less than prorated award for year of termination based on actual results, plus a lump sum equal to 2 times target for year of termination	Not eligible for payment	Paid no less than a prorated award for the year of event based on actual results

PSP Awards	In all scenarios, paid in accordance with plan provisions (see “Long-Term Incentive Plan – Performance Shares” below)

Stock Options	Options terminate Unexercised options lapse

Sign-on options fully vest and remain exercisable for 3 years (or until earlier expiration date)

Unvested options awarded under the fiscal 2016 to 2018 long-term incentive plan vest and become exercisable on a prorated basis

Vested options remain exercisable for 90 days (or until earlier expiration date)

Other unvested options are forfeited

Vested options remain exercisable for 90 days (or until earlier expiration date) Unvested options are forfeited

Options fully vest and remain exercisable for 3 years after event (or until earlier expiration date) (for death)

Options vest on a prorated basis if the termination occurs more than 1 year from the date of grant (for disability)

RSUs	RSUs are forfeited	Sign-on RSUs fully vest Unvested RSUs are forfeited	Unvested RSUs are forfeited	Unvested RSUs fully vest (for death) Unvested RSUs vest on a prorated basis if the termination occurs more than 1 year from the date of grant (for disability)

In addition to the above, upon any of the hypothetical termination scenarios described above, Mr. Connolly would be paid amounts under our Voluntary Deferred Comp Plan, if any (not including retirement benefits), based on his advance elections, and would be eligible for health and welfare benefits in accordance with applicable plan provisions.

Mr. Connolly’s agreement provides that all cash payments are generally payable in a lump sum the sixty-first day following termination of employment, unless otherwise provided in an applicable plan. Payments under the annual incentive plan and the long-term incentive plan are payable following the end of the fiscal year or other performance period at the same time such payments are made to the other senior executive officers. If Mr. Connolly is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

Executive Compensation

We currently maintain a separate change of control program, as discussed below. Mr. Connolly’s agreement provides him the right to participate in our change of control program as modified from time to time.

Either party to Mr. Connolly’s employment agreement may terminate the agreement at any time. Mr. Connolly has agreed to non-competition restrictions extending one year after termination and to our standard confidentiality and two-year non-solicitation agreements with us.

Annual Management Incentive Plan (the “MIP”).  The following terms of the MIP govern the impact of specific separation events not covered by an individual agreement:

•	Involuntary termination due to position elimination: If a participant’s position is involuntarily eliminated after the end of the first fiscal quarter of a year (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be prorated for the number of days the individual was eligible to participate in the plan. If a participant’s position is eliminated on or before the end of the first fiscal quarter of a year, he or she will not be eligible to receive any portion of the award.

•	Termination due to retirement: If a participant retires after reaching age 65 (or after reaching age 55 with at least 10 years of service) during the fiscal year, the participant will be eligible for a prorated incentive award based on the number of days the individual was eligible to participate in the plan.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be prorated based on the number of days the individual was eligible to participate in the plan to the date of the participant’s death, and paid to his or her estate.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with us), a participant would forfeit his or her MIP award if he or she failed to be an active employee at the end of the fiscal year. Any prorated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Long-Term Incentive Plan – Performance Shares.  The following terms of the PSP would have governed the impact of a May 26, 2017 separation from us on the performance shares granted under the fiscal 2015 to 2017, fiscal 2016 to 2018 and fiscal 2017 to 2019 cycles of the PSP:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether or not the shares are earned as of such date. The Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance and (ii) the Committee deems such a payout appropriate and in our best interests. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed by us.

•	Termination due to disability or retirement: The participant will receive a pro rata share of the performance shares that would have been earned for the full performance period, prorated based upon the full number of fiscal years completed during the performance period as of the participant’s termination date if such performance shares have been earned based on performance. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed by us.

•	Termination due to death: The participant will receive a pro rata share of the targeted performance shares based on the number of full fiscal years in the performance period during which the employee was employed. For example, upon a June 15, 2017 death, a participant would have been eligible for a payout at actual performance for the fiscal 2015 to 2017 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2016 to 2018 award and one-third of the total fiscal 2017 to 2019 award.

Executive Compensation

•	Upon a change of control, the Board or Committee may exercise its discretion to pay a participant all or a portion of his or her outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Long-Term Incentive Plan – Stock Options.  The following terms generally govern the impact of a separation from us on outstanding stock options:

•	Termination for any reason other than death, disability, early retirement or retirement: The participant forfeits all options unvested at the date of termination and would have 90 days to exercise vested options. Options granted under the 2014 Stock Plan are eligible for pro rata vesting, if a termination due to job elimination, divestiture, or reduction in force occurs at least one year from the date of grant.

•	Termination due to disability or early retirement: All vested options are exercisable for three years after termination (but not beyond the end of the seven-year or ten-year term of such options). The participant forfeits all other options that have not vested at the date of termination. Options granted under the 2014 Stock Plan are eligible for pro rata vesting, if the termination occurs at least one year from the date of grant.

•	Termination due to death: All unvested options would automatically become vested and exercisable, and such options would remain exercisable for three years following the participant’s death (but not beyond the end of the seven-year or ten-year term of such options).

•	Termination due to normal retirement: All unvested options would automatically become vested and exercisable. Such options would remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

Each of the agreements evidencing outstanding awards of stock options that were entered into prior to October 2014 provide that the vesting of the award will accelerate upon a change of control. Award agreements entered into after October 2014 provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving entity to provide a replacement award) to trigger vesting.

Long-Term Incentive Plan – RSUs.  The following terms generally govern the impact of a separation from us on outstanding RSUs:

•	Termination for any reason other than death, disability, early retirement or retirement: The participant forfeits all RSUs unvested at the date of termination. RSUs granted under the 2014 Stock Plan are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurs at least one year after the date of grant. Retention RSUs granted in fiscal 2016 will vest fully if a termination occurs due to a position elimination. Mr. Marberger’s sign-on RSUs will vest fully if his employment is terminated without cause.

•	Termination due to disability or early retirement: RSUs granted under the 2014 Stock Plan are eligible for pro rata vesting, if the termination occurs at least one year from the date of grant.

•	Termination due to death: All unvested RSUs would automatically vest.

•	Termination due to normal retirement: All unvested RSUs would automatically vest if the retirement occurs at least one year from the date of grant.

Each of the agreements evidencing outstanding awards of RSUs provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

The treatment of Mr. Connolly’s equity awards upon a termination without “Cause” or a resignation for “Good Reason” is further governed by his agreement with us.

Recent Changes to our Long-Term Incentive Plan.  In July 2017, the Committee approved an amendment to the PSP (the “PSP Amendment”) that generally memorializes “double-trigger” treatment in the event of a change of control, as

Executive Compensation

described below. Previously, the PSP required that the HR Committee determine the impact of the change of control upon outstanding awards in connection with the event. The PSP Amendment would not have applied in the event of a change of control and termination of employment occurring on May 26, 2017, and its terms are therefore not reflected in the tabular disclosure below; however, the PSP Amendment would apply to awards under the fiscal 2016 to 2018 cycle and fiscal 2017 to 2019 cycle of the PSP in the event of a change of control and termination of employment occurring after the July 2017 effective date of the PSP Amendment.

The PSP Amendment provides that, in the event of a change of control, the earned portion of a participant’s award will be determined as of the change of control, based on the greater of target performance and actual performance through the end of the company’s fiscal period ending immediately prior to the change of control (such value, the “Change of Control Value”).

If a replacement award qualifying under the terms of the PSP is not provided, a participant will vest in a cash payment equal to the Change of Control Value. If a qualifying replacement award is provided, it will generally take the form of a time-based, stock-settled award with a value equal to the Change of Control Value and will generally vest, subject to continued employment, at the end of the performance period applicable to the original performance share award. Certain acceleration events will also apply to replacement awards, as set forth below.

•	Termination due to death after a replacement award is provided: The participant’s estate will receive a distribution of shares equal to the Change of Control Value at the time of termination.

•	Termination without cause, termination for good reason, termination due to disability, or retirement eligibility, in each case after a replacement award is provided and within two years of the change of control: The participant will receive a distribution of shares equal to the Change of Control Value shortly after termination or retirement eligibility, as applicable.

Retirement Benefits.  Each of our Qualified Pension, Nonqualified Pension, Nonqualified CRISP and Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits – Fiscal 2017” and “Nonqualified Deferred Compensation – Fiscal 2017” sections of this proxy statement.

Change of Control Program.  The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2017, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•	Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of Conagra Brands or the sale of all or substantially all of our assets.

The agreements provide that upon a change of control, we may (at the sole and absolute discretion of the Board or Committee) pay each executive all or a prorated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs. The terms of our stock plan and award agreements govern the treatment of equity awards upon a change of control.

Executive Compensation

With respect to severance, the change of control agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years after a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.”

Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following (subject to execution of a release of claims in favor of us):

•	a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s target bonus percentage as of the date the change of control agreement is executed, whichever is greater). The multiples range from one to three (three for Mr. Connolly and Ms. Batcheler and two for Messrs. Marberger, Biegger, and McGough).

•	continuation for three years (for agreements in place prior to July 2011) or two years (for agreements in place after July 2011) of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive at the rate required of other executive employees (or, for medical and dental benefits, the COBRA rate). Conagra Brands must pay the executive a single lump sum payment equal to an amount to offset taxes (for agreements in place prior to July 2011) plus the executive’s estimated cost to participate in the medical and dental plans

•	for agreements in place prior to July 2011, benefits under our Nonqualified Pension commensurate with the executive’s age and years of service, including an extra three years of service. A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment.

•	a supplemental benefit under our Voluntary Deferred Comp Plan equal to three times (for agreements in place prior to July 2011) or one time (for agreements in place after July 2011) the maximum company contribution that the executive could have received under the Qualified CRISP and Voluntary Deferred Comp Plan in the year in which the change of control occurs.

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (1) the willful and continued failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to us or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for us. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of Conagra Brands to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel. Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax.

Executive Compensation

Following a review of market practices in July 2011, the Committee adopted a policy that any future change of control benefits should be structured without any excise tax gross-up protection. Mr. Connolly’s, Mr. Marberger’s and Mr. Biegger’s agreements do not contain an excise tax gross-ups. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as our full-time employee is terminated or the executive enters into a written separation agreement with us. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Departure of Mr. Gehring.  As noted above, Mr. Gehring ceased employment with us upon completion of the Spinoff. For a description of the agreement with Mr. Gehring in connection with his departure, see “Compensation Discussion and Analysis – Agreements with Named Executive Officers – Departure of Mr. Gehring.”

Summary of Possible Benefits.  In the disclosure below, the first table summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control.

We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive paid the premium.

The data in the tables assumes the following:

•	each triggering event occurred on May 26, 2017 (the last trading day of fiscal 2017), and the per share price of our common stock was $39.03 (the closing price of our stock on the NYSE on May 26, 2017);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with us, the severance pay plan guidelines applied;

•	with respect to the annual incentive plan, awards were earned at target levels, and where the Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•	with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination in the fiscal 2017 fourth quarter;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro rata payout and did so at target levels;

•	Nonqualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 26, 2017; and

•	in the disability scenarios, the disabling event lasted one year into the future.

Executive Compensation

We have excluded retirement as a hypothetical scenario for the named executive officers in the table below because none of the named executive officers are eligible for either early retirement (age 55 and 10 years of service) or normal retirement (age 65) treatment.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $
Mr. Connolly
Lump Sum Severance	-	5,500,000	-	-
Annual Incentive Plan	-	1,650,000	1,650,000	1,650,000
Performance Shares	-	-	7,140,343	7,150,907
Accelerated Stock Options	-	3,673,725	5,498,751	1,031,008
Accelerated Restricted Stock Units	-	3,614,992	6,164,119	2,895,229
Benefits Continuation	-	14,175	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	625,000
Outplacement	-	6,100	-	-
Total	-	14,458,992	21,453,213	13,352,144

Mr. Marberger
Salary Continuation	-	580,000	-	-
Annual Incentive Plan	-	464,000	464,000	464,000
Performance Shares	-	-	310,328	312,526
Accelerated Stock Options	-	-	330,313	-
Accelerated Restricted Stock Units	-	-	1,008,067	-
Benefits Continuation	-	13,650	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	365,000
Outplacement	-	6,100	-	-
Total	-	1,063,750	3,112,708	1,141,526

Ms. Batcheler
Salary Continuation	-	644,740	-	-
Annual Incentive Plan	-	540,750	540,750	540,750
Performance Shares	-	-	2,419,353	2,422,033
Accelerated Stock Options	-	143,189	1,600,843	143,189
Accelerated Restricted Stock Units	-	2,362,447	3,014,989	1,567,874
Benefits Continuation	-	16,275	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	345,375
Outplacement	-	6,100	-	-
Total	-	3,713,501	8,575,935	5,019,221

Mr. Biegger
Salary Continuation	-	521,092	-	-
Annual Incentive Plan	-	409,008	409,008	409,008
Performance Shares	-	-	770,608	772,664
Accelerated Stock Options	-	94,595	505,021	94,595
Accelerated Restricted Stock Units	-	342,527	1,233,075	342,527
Benefits Continuation	-	13,912	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	409,750
Outplacement	-	6,100	-	-
Total	-	1,387,234	3,917,712	2,028,544

Executive Compensation

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $
Mr. McGough
Salary Continuation	-	798,250	-	-
Annual Incentive Plan	-	669,500	669,500	669,500
Performance Shares	-	-	2,419,353	2,422,033
Accelerated Stock Options	-	143,189	1,600,843	143,189
Accelerated Restricted Stock Units	-	2,362,447	3,014,989	1,567,874
Benefits Continuation	-	16,275	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	409,750
Outplacement	-	6,100	-	-
Total	-	3,995,761	8,704,685	5,212,346

Executive Compensation

In the table that follows, if, following a change of control, any of Ms. Batcheler or Messrs. Marberger, McGough or Biegger was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Connolly would be entitled to salary continuation through the end of the month of the event.

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Mr. Connolly
Lump Sum Salary	-	3,300,000
Annual Incentive Plan	1,650,000	9,776,250
Performance Shares	7,140,343	7,140,343
Accelerated Stock Options	-	5,498,751
Accelerated Restricted Stock Units	-	6,164,119
Voluntary Deferred Compensation Plan	-	392,288
Benefits Continuation	-	34,508
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	8,790,343	32,342,343

Mr. Marberger
Lump Sum Salary	-	1,160,000
Annual Incentive Plan	464,000	943,177
Performance Shares	310,328	310,328
Accelerated Stock Options	-	330,313
Accelerated Restricted Stock Units	-	1,008,067
Voluntary Deferred Compensation Plan	-	38,146
Benefits Continuation	-	34,508
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	774,328	3,860,623

Ms. Batcheler
Lump Sum Salary	-	1,622,250
Annual Incentive Plan	432,600	2,967,057
Performance Shares	2,419,353	2,419,353
Accelerated Stock Options	990,446	1,600,843
Accelerated Restricted Stock Units	-	3,014,989
Voluntary Deferred Compensation Plan	-	371,965
Benefits Continuation	-	51,071
Death/Disability Benefit	-	9,126
Outplacement	-	30,000
Total	3,842,399	12,086,654

Executive Compensation

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Mr. Biegger
Lump Sum Salary	-	1,022,520
Annual Incentive Plan	409,008	882,368
Performance Shares	770,608	770,608
Accelerated Stock Options	-	505,021
Accelerated Restricted Stock Units	-	1,233,075
Voluntary Deferred Compensation Plan	-	85,584
Benefits Continuation	-	34,508
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	1,179,616	4,569,768

Mr. McGough
Lump Sum Salary	-	1,339,000
Annual Incentive Plan	669,500	2,313,178
Performance Shares	2,419,353	2,419,353
Accelerated Stock Options	990,446	1,600,843
Accelerated Restricted Stock Units	-	3,014,989
Voluntary Deferred Compensation Plan	-	150,612
Benefits Continuation	-	34,508
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	4,079,299	10,908,567

Non-Employee Director Compensation

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. On an annual basis, the HR Committee recommends the non-employee director compensation program to the full Board for approval. In setting director compensation, the HR Committee receives input from FW Cook, its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as market practices.

A summary of non-employee director compensation for fiscal 2017 is set forth below. Mr. Andrew J. Schindler retired from service on the Board as of the 2016 Annual Meeting. Mr. Omtvedt and Mr. Dickson joined the Board effective November 11, 2016 and December 7, 2016, respectively. Compensation disclosed for those directors reflects that they served for only a portion of fiscal 2017.

Non-Employee Director Compensation – Other than the Chairman

The following table summarizes the compensation programs for our non-employee directors other than the Chairman in effect during fiscal 2017:

Annual Cash Retainer:	$90,000 per year (1)
Annual Committee Chair Retainer (2):	$15,000 for each Committee Chair (1)
Meeting Fees:	None, unless the director’s attendance is required at more than a total of 24 Board and Committee meetings during a fiscal year. A fee of $1,500 is paid for each meeting attended and at which a director’s attendance was required in excess of 24 meetings.
Equity Compensation:	A grant of RSUs with a value equal to $140,000, effective on the first trading day of the fiscal year.
(1)	Directors who join the Board or who are elected as the Chair of a Committee after the start of a fiscal quarter receive a prorated retainer for that quarter based on the number of days served.
(2)	Excludes the Executive Committee. No retainer is paid for service to this Committee.

The number of RSUs granted to each non-employee director other than the Chairman was determined by dividing $140,000 by the average closing price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 30, 2016. The RSUs vested one year from the date of grant and were subject to continued service during the entire term of the RSUs. Vesting would have been accelerated in the event of death or permanent disability. If the director was no longer serving one year from the date of grant, vesting was prorated 25% for each fiscal quarter during which the director served for any amount of time. Dividend equivalents were paid on the RSUs at the regular dividend rate in shares of our common stock.

Non-employee directors other than the Chairman who join the Board or who are elected to a Chairmanship after the start of the fiscal year are entitled to receive a prorated retainer (based on the actual number of days of service). Non-employee directors other than the Chairman who join the Board after the start of the fiscal year are also entitled to receive a prorated RSU grant (based on the number of months remaining in the fiscal year at that time).

Compensation of the Non-Employee Chairman

In lieu of the elements described above, the Chairman’s compensation for fiscal 2017 consisted of a grant of RSUs with a value equal to $400,000, with the number of RSUs determined by dividing $400,000 by the average closing price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 30, 2016. The material terms of the RSUs were identical to those described above for non-employee directors other than the Chairman.

Non-Employee Director Compensation

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for its non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of common stock of Conagra Brands during their tenure with a value of at least $450,000. All directors must acquire this ownership level within five years following their first election to the Board. Shares personally acquired by the non-employee directors through open market purchases or RSUs, and shares acquired upon the deferral of fees are counted toward the ownership requirement. Unexercised stock options are not counted.

The following table reflects ownership, as of July 31, 2017, of non-employee directors who were serving as of the end of fiscal 2017.

Director	Stock Ownership Guideline	Actual Ownership (1)
Mr. Alford	$450,000	$1,516,670
Mr. Brown	$450,000	$ 660,524
Mr. Butler	$450,000	$3,972,439
Mr. Dickson	$450,000	$ 240,180
Mr. Goldstone	$450,000	$8,716,741
Ms. Gregor	$450,000	$2,024,583
Mr. Johri	$450,000	$1,981,993
Mr. Lenny	$450,000	$1,639,495
Ms. Marshall	$450,000	$3,069,594
Mr. Omtvedt	$450,000	$ 196,901
1. Based on the closing price of our common stock on the NYSE on July 31, 2017 ($34.24) and stock ownership requirements of the non-employee directors in effect as of fiscal year end.

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs during fiscal 2017:

•	Medical plan access for directors who were enrolled in the plan by December 22, 2014, with the cost of the premium borne entirely by the director. Directors who were not enrolled by that date are not eligible to participate;

•	A matching gifts program pursuant to which Conagra Brands matches up to $10,000 of a director’s charitable donations per fiscal year; and

•	A nonqualified deferred compensation plan through which non-employee directors may defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules).

Non-Employee Director Compensation

Director Compensation Table – Fiscal 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bradley A. Alford	90,000	140,761	-	230,761
Thomas K. Brown	90,000	140,761	-	230,761
Stephen G. Butler	108,000	140,761	10,000	258,761
Thomas W. Dickson	22,500	73,049	-	95,549
Steven F. Goldstone	-	402,220	10,000	412,220
Joie A. Gregor	97,500	140,761	10,000	248,261
Rajive Johri	90,000	140,761	10,000	240,761
W.G. Jurgensen	45,000	140,761	-	185,761
Richard H. Lenny	108,000	140,761	10,000	258,761
Ruth Ann Marshall	109,500	140,761	8,750	259,011
Timothy R. McLevish	45,000	140,761	-	185,761
Craig P. Omtvedt	49,203	73,049	10,000	132,252
Andrew J. Schindler	45,000	140,761	-	185,761

1.	Amounts include annual cash retainer of $90,000 for directors who served for the full fiscal year. Amounts also include an additional annual committee chair retainer ($3,750 per quarter) for each of Mr. Butler, Ms. Marshall, and Mr. Lenny for their service as committee chairs during fiscal 2017. For directors who attended more than a total of 24 Board and committee meetings during fiscal year 2017, amounts include an additional $1,500 per meeting paid for each Board or committee meeting attended in excess of 24 meetings. For fiscal year 2017, the following directors attended more than 24 total Board or committee meetings: Mr. Butler (26); Ms. Gregor (29); Mr. Lenny (26); and Ms. Marshall (27).

2.	This column reflects the grant date fair value (computed in accordance with FASB ASC Topic 718) of the stock awards made to non-employee directors during fiscal 2017. No awards of stock options were made to non-employee directors during fiscal 2017. The number of RSUs granted to all directors (other than Mr. Goldstone (the Chairman of the Board), Mr. Dickson, and Mr. Omtvedt) was determined by dividing $140,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date. The number of RSUs granted to Mr. Goldstone (the Chairman of the Board) was determined by dividing $400,000 by this average. The number of RSUs granted to each of Messrs. Dickson and Omtvedt was determined by dividing $70,000 by this average. At fiscal year-end, the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director was as set forth below:

Name	Outstanding Stock Awards Held at FYE (#)(a)	Outstanding Stock Options Held at FYE (#)(b)
Bradley A. Alford	4,270	-
Thomas K. Brown	4,270	-
Stephen G. Butler	4,270	44,337
Thomas W. Dickson	1,866	-
Steven F. Goldstone	12,201	515,508
Joie A. Gregor	4,270	-
Rajive Johri	4,270	-
Richard H. Lenny	4,270	27,206
Ruth Ann Marshall	4,270	38,291
Craig P. Omtvedt	1,866	-

Non-Employee Director Compensation

(a)	For directors other than Mr. Dickson and Mr. Omtvedt (who joined the Board after completion of the Spinoff), this column reflects an equitable adjustment to the number of RSUs granted under each award, which equitable adjustment was made in connection with the Spinoff of Lamb Weston. Prior to the Spinoff (and the corresponding equitable adjustment), the number of RSUs outstanding (excluding dividend equivalent units) were as follows: for Mr. Alford, 3,108; for Mr. Brown, 3,108; for Mr. Butler, 3,108; for Mr. Goldstone, 8,881; for Ms. Gregor, 3,108; for Mr. Johri, 3,108; for Mr. Lenny, 3,108; and for Ms. Marshall, 3,108. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Compensation Discussion and Analysis-Special Note on the Treatment of Equity Awards in the Spinoff” above.

(b)	For directors other than Mr. Dickson and Mr. Omtvedt, this column reflects an equitable adjustment to the number of stock options granted under each award (which was accompanied by an equitable adjustment to the exercise price thereof), which equitable adjustment was made in connection with the Spinoff of Lamb Weston. Prior to the Spinoff (and the corresponding equitable adjustment), the number of stock options outstanding were as follows: for Mr. Butler, 33,000; for Mr. Goldstone, 383,682; for Mr. Lenny, 20,250; and for Ms. Marshall, 33,000. For information about equitable adjustments made to equity awards in connection with the Spinoff, please see “Compensation Discussion and Analysis-Special Note on the Treatment of Equity Awards in the Spinoff” above.

3.	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above.

Information on Stock Ownership

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of Conagra Brands common stock beneficially owned as of July 31, 2017 by (1) beneficial owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our named executive officers, and (4) all current directors and executive officers as a group.

As discussed elsewhere in this Proxy Statement, our directors and executive officers are committed to owning stock in Conagra Brands. Both groups have stock ownership requirements that preclude them from selling any Conagra Brands common stock in the market (other than to cover the cost of the exercise price and, in the case of executive officers, minimum statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows share units earned by the non-employee directors and deferred through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan. Although these share units will ultimately be settled in shares of common stock, they currently have no voting rights and will not be settled within 60 days of July 31, 2017. None of our executive officers has any share units deferred through the Voluntary Deferred Comp Plan.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Percent of Class (3)	Share Units
The Vanguard Group (4)	45,137,366		-	10.86%	N/A
BlackRock, Inc. (5)	26,152,998		-	6.29%	N/A
JANA Partners LLC (6)	21,586,352		-	5.19%	N/A
Bradley A. Alford	26,500		1,943	*	13,910
Thomas K. Brown	15,406		1,943	*	-
Stephen G. Butler	55,542	(7)	34,188	*	56,590
Sean Connolly	47,228		817,276	*	N/A
Thomas W. Dickson	-		3,808	*	1,264
Steven F. Goldstone	111,795		415,386	*	131,774
Joie A. Gregor	36,377		1,943	*	18,867
Rajive Johri	4,270		1,943	*	49,730
Richard H. Lenny	22,641		29,149	*	21,356
Ruth Ann Marshall	4,879		34,188	*	80,886
Craig P. Omtvedt	-		3,808	*	-
David S. Marberger	-		30,225	*	N/A
Colleen Batcheler	163,145		513,568	*	N/A
David Biegger	4,497		37,074	*	N/A
Thomas M. McGough	82,879	(7)	545,814	*	N/A
John Gehring	19,885		7,215	*	N/A
All Directors and Current Executive Officers as a Group (18 people)	625,911		2,652,964	*	374,377

*	Represents less than 1% of common stock outstanding.

Information on Stock Ownership

1.	For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

2.	Reflects shares that the individual has the right to acquire within 60 days of July 31, 2017 through the exercise of stock options or the vesting of RSUs. The “All Directors and Current Executive Officers as a Group” calculation includes 180,708 options or RSUs for current executive officers not individually named in this table.

3.	Based on 415,655,136 shares of common stock of Conagra Brands issued and outstanding as of July 31, 2017.

4.	Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017, which Schedule 13G/A specifies that The Vanguard Group has sole voting power with respect to 653,562 shares, shared voting power with respect to 98,349 shares, sole dispositive power with respect to 44,384,525 shares and shared dispositive power with respect to 752,841 shares. The Vanguard Group’s address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

5.	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2017, which Schedule 13G/A specifies that BlackRock, Inc. has sole voting power with respect to 22,251,049 shares and sole dispositive power with respect to 26,152,998 shares. BlackRock’s address is listed on the Schedule 13G/A as: 55 East 52nd Street New York, NY 10055.

6.	Based on a Schedule 13D/A filed by JANA Partners LLC with the SEC on January 6, 2017, which Schedule 13D/A specifies that JANA Partners LLC has sole voting and dispositive power with respect to 21,586,352 shares (including options to purchase 3,800,000 shares). JANA Partners LLC’s address is listed on the Schedule 13D/A as: 767 Fifth Avenue, 8th Floor, New York, NY 10153.

7.	For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. McGough, includes 400 shares held by his spouse, who resides with him.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers, and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2017 all required reports were filed on a timely basis, other than the filing of (a) a Form 4 for Mr. Thomas P. Werner reporting the vesting of one RSU grant, which Form 4 was inadvertently filed late (due to an administrative error) on August 7, 2017 on behalf of Mr. Werner, and (b) a Form 4 for Ms. Charisse Brock reporting the vesting of two RSU grants, which Form 4 was inadvertently filed late (due to an administrative error) on July 18, 2017 on behalf of Ms. Brock. The company has recently evaluated the cause of such delinquent filings and enacted additional controls to prevent future delinquent filings.

Audit / Finance Committee Report

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, (3) compliance by the company with legal and regulatory requirements, and (4) the company’s financing strategies and capital structure. The Audit / Finance Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board.

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of Conagra Brands’ management, its internal audit staff, and KPMG LLP, Conagra Brands’ independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with the company’s management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

The Audit / Finance Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit / Finance Committee under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, as well as by SEC regulations. The Audit / Finance Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from Conagra Brands, including those of the Public Company Accounting Oversight Board. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG LLP to the company during fiscal 2017 was compatible with the auditor’s independence.

Based on these reviews and discussions and the report of the independent auditor, the Audit / Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2017 for filing with the SEC.

Conagra Brands, Inc. Audit / Finance Committee

Thomas K. Brown	Stephen G. Butler, Chair

Joie A. Gregor	Craig P. Omtvedt

Voting Item #2: Ratification of the Appointment of Our Independent Auditor for Fiscal 2018

Voting Item #2: Ratification of the Appointment of Our Independent Auditor for Fiscal 2018

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. In addition, the Committee evaluates and ensures the rotation of the lead audit partner at the independent auditor and will, if it deems it advisable, consider the rotation of the audit firm.

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2018 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit / Finance Committee and the Board request that the shareholders ratify this appointment.

Representatives from KPMG LLP are expected to be present at the 2017 Annual Meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event that shareholders do not ratify the appointment, the Audit / Finance Committee will reconsider the appointment. Even if the appointed auditor is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in Conagra Brands’ and its shareholders’ best interests.

Fees billed by KPMG LLP for services provided for fiscal years 2017 and 2016 were as follows:

	Fiscal 2017	Fiscal 2016
Audit Fees	$7,061,000	$7,540,000
Audit-Related Fees	$60,000	78,000
Tax Fees	$95,000	141,000
All Other Fees	–	–

Total Fees	$7,216,000	$7,759,000

•	Audit Fees. Audit fees consist of the audits of our annual financial statements, the reviews of our quarterly financial statements and foreign statutory audits. The amount for fiscal year 2017 includes fees for audit services in connection with the completion of the Spinoff. The amount for fiscal year 2016 includes fees for audit services in connection with the sale of the company’s former private brands business and the planned Spinoff.

•	Audit-Related Fees. In fiscal years 2017 and 2016, audit-related fees consisted of a pension plan audit as well as other attestation services. Fiscal year 2016 additionally included acquisition due diligence services.

•	Tax Fees. In fiscal years 2017 and 2016, tax fees consisted of tax consultation and tax compliance services.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit / Finance Committee will periodically grant a general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chairman of the Audit / Finance Committee has been delegated authority from the Committee to pre-approve additional services; any such pre-approvals are subsequently communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG LLP that were billed as Audit Fees, Audit-Related Fees and Tax Fees and All Other Fees during fiscal years 2017 and 2016.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2018.

Voting Item #3: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

Voting Item #3: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

Consistent with our shareholders’ preference as indicated at our 2011 Annual Meeting of Shareholders, we give our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers on an annual basis pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to our named executive officer compensation as we have described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on page 17. Our executive compensation program is designed to reward performance, support our business strategies, discourage excessive risk-taking, make us competitive with other corporations for top talent, and align the interests of our executive officers with the long-term interests of our shareholders.

Since we began seeking a shareholder vote on our named executive officer compensation, shareholders have exhibited strong support of our executive compensation program. In fact, over the past two fiscal years, we have received over 95% approval on this voting item.

Our Compensation Discussion and Analysis describes in detail the components of our executive compensation program and the process by which the Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, the majority of our named executive officers’ targeted fiscal 2017 compensation was tied to company performance. For our Chief Executive Officer, incentive compensation represented 87% of his total compensation opportunity. For our other named executive officers, other than Mr. Gehring, incentive compensation represented 78% of their total opportunity.

•	Our fiscal 2017 MIP funded and paid out at above-target levels for each named executive officer, due to our earnings performance during fiscal 2017 and the individual contributions of our executives. The fiscal 2015 to 2017 cycle of the PSP concluded this year with payouts approximating target.

•	Multiple performance metrics are utilized in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other measures of success.

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success.

•	Our clawback policy allows recovery of certain incentive compensation payments from executives in the event of a material restatement of our financial statements resulting from their fraudulent, dishonest, or reckless actions.

•	We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective – to create sustainable, profitable growth for our shareholders.

While this vote is advisory and not binding on our company, the Board and its HR Committee value the opinions of our shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation in the future. We expect to hold our next advisory vote at our 2018 Annual Meeting.

We are asking our shareholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the resolution approving our named executive officer compensation.

Voting Item #4: Recommendation, on an Advisory Basis, Regarding the Frequency of Future Advisory Votes on Our Named Executive Officer Compensation

Voting Item #4: Recommendation, on an Advisory Basis, Regarding the Frequency of Future Advisory Votes on Our Named Executive Officer Compensation

In addition to providing our shareholders with the opportunity to cast an advisory vote on our named executive officer compensation, we are also conducting an advisory vote on how frequently future advisory votes on named executive officer compensation should be presented to our shareholders.

At our 2011 Annual Meeting of Shareholders, a strong majority of shares voted indicated a preference for holding advisory votes on our named executive officer compensation on an annual basis, and we have conducted such a vote every year since that time. Under Section 14A of the Exchange Act, every six years we are required to provide shareholders an opportunity to recommend the frequency with which future votes on named executive officer compensation should be held.

After careful consideration, the Board has determined that continuing to conduct an advisory vote on named executive officer compensation each year remains the most appropriate policy at this time. The Board believes such an annual vote best enables shareholders to timely express their views on the company’s executive compensation program and policies and assists the Board and the HR Committee in determining current shareholder sentiment. In addition, conducting an annual advisory vote on named executive officer compensation is consistent with our practice of regularly seeking input from shareholders on corporate governance matters.

You are not being asked to vote “for” or “against” this proposal. Instead, this proposal asks shareholders to inform us how often we should conduct an advisory vote on our named executive officer compensation. You may cast your vote to indicate whether you prefer the advisory vote every one year, every two years, or every three years, or you may abstain. While this vote is advisory and not binding on our company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering the frequency of future advisory votes on our named executive officer compensation.

The Board of Directors recommends that shareholders vote to hold future advisory votes on our named executive officer compensation every “ONE YEAR.”

Additional Information

Additional Information

Information about the 2017 Annual Meeting

Revoking a Proxy.  You can revoke your proxy at any time before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the 2017 Annual Meeting (mail to: Conagra Brands, Inc., Attn: Corporate Secretary, 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted on page 1 for street name owners.

Conagra Brands Employee Stock Purchase Plan and TreeHouse Private Brands Retirement Income Savings Plan.  If you hold shares in the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The trustee for the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, as applicable, must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 19, 2017. If the respective plan trustee does not receive your instructions by that time, the trustee will vote the shares held by the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, as applicable, in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Proxy Solicitation.  We have engaged Innisfree M&A Incorporated as our proxy solicitor for the 2017 Annual Meeting at an estimated cost of approximately $12,000 plus disbursements. Our directors, officers, and other employees may also solicit proxies in the ordinary course of their employment. Conagra Brands will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum.  A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies. If a quorum is present:

•	We will hold an election of directors. Each outstanding share of common stock of Conagra Brands is entitled to cast one vote for each director seat. In an uncontested election, a director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the election of directors.

•	We will vote on ratification of the appointment of the independent auditor for fiscal 2018. The appointment of the independent auditor for fiscal 2018 will be ratified if approved by a majority of the votes cast. Abstentions are not treated as votes cast and therefore will not affect the outcome of the vote. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

•

We will vote, on an advisory basis, to approve our named executive officer compensation. The advisory resolution to approve our named executive officer compensation, as described in the “Compensation Discussion and Analysis”

Additional Information

and “Executive Compensation” sections of this Proxy Statement, will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

•	We will vote to recommend, on an advisory basis, the frequency of future advisory votes on our named executive officer compensation. Shareholders may vote to hold such votes every one year, every two years, or every three years or they may abstain from voting. We will consider the frequency of the advisory vote (every one year, every two years, or every three years) receiving the greatest number of votes cast as the frequency recommended by our shareholders. Abstentions and broker non-votes will be disregarded and therefore will not affect the outcome of the vote on this matter.

The shares represented by valid proxies received by Internet, by telephone, or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “For” the election of all of the director nominees for director named in this Proxy Statement; “For” the ratification of the appointment of our independent auditor for fiscal 2018; “For” the resolution to approve our named executive officer compensation; and to hold future advisory votes on our named executive officer compensation every “One Year.” If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board on such other matters.

Multiple Shareholders Sharing an Address

We are allowed to deliver a single Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement to a household at which two or more shareholders reside when we believe those shareholders are members of the same family. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. You will continue to receive individual proxy cards for each registered account. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, by telephone at (866) 540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, at which point you will begin receiving an individual copy of the proxy materials for each registered account. You can also contact Broadridge at the telephone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Shareholder Proposals to be Included in our 2018 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must be received at our principal executive offices no later than the close of business on April 13, 2018. Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Other Shareholder Proposals to be Presented at our 2018 Annual Meeting

Our by-laws provide that any shareholder proposal that is sought to be presented directly at the 2018 Annual Meeting but not submitted for inclusion in the Proxy Statement for the 2018 Annual Meeting must be received at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting. If the date of the 2018 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. Our by-laws also specify the information that must accompany the notice.

The proxy card for the 2018 Annual Meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2018 Annual Meeting that are not included in the Proxy Statement for the 2018 Annual Meeting. Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

***

Appendix A

Appendix A – Reconciliation of GAAP and Non-GAAP Information

This Proxy Statement contains certain non-GAAP financial measures, including adjusted diluted earnings per share from continuing operations and adjusted gross margin. Management considers GAAP financial measures as well as non-GAAP financial measures in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance, and financial measures as calculated in accordance with GAAP. Please see our Annual Report on Form 10-K for the fiscal year ended May 28, 2017 for a reporting of our financial results in accordance with GAAP.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this Proxy Statement to their most directly comparable GAAP measures.

Diluted EPS from Continuing Operations

	FY17	FY16	% Change
Diluted earnings per share (EPS) from continuing operations	$1.25	$0.29	331.0%
Net expense related to restructuring plans	0.09	0.41
Net expense related to planned divestiture	0.05	-
Net benefit related to gain on sale of Spicetec and JM Swank businesses	(0.16)	-
Net expense related to Goodwill & Intangible impairment charges	0.59	0.07
Net expense related to pension valuation adjustment	-	0.49
Net expense related to salaried pension plan lump sum settlement	0.02	-
Net expense related to early retirement of debt	0.14	0.04
Net expense (benefit) related to legal matters	(0.01)	0.01
Net expense (benefit) related to hedging	0.01	(0.02)
Net benefit related to tax adjustment of valuation allowance	(0.21)	-
Net expense (benefit) related to unusual tax items	(0.03)	0.03
Rounding	-	(0.02)

Adjusted Diluted EPS from continuing operations	$1.74	$1.30	33.8%

Gross Margin Reconciliation

Gross Margin: Gross Profit as a % of Net sales

	FY17	FY16
Net sales	$7,826.9	$8,664.1
Cost of goods sold	5,484.8	6,234.9

Gross Profit	$2,342.1	$2,429.2
Net expense related to planned divestiture	0.5	-
Net expense related to restructuring plans included in cost of goods sold	17.2	49.0
Net expense (income) related to hedging	5.1	(16.4)

Adjusted Gross Profit	$2,364.9	$2,461.8
Adjusted Gross Margin	30.2%	28.4%

VOTE BY INTERNET - www.proxyvote.com 1. Read the accompanying Proxy Statement and this proxy card. 2. Go to the Website www.proxyvote.com. 3. Follow the instructions. VOTE BY PHONE - 1-800-690-6903

222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this proxy card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Complete, sign, and date your proxy card.
3. Return your proxy card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31869-P96061	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA BRANDS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees for director:			☐	☐	☐

1. Election of directors

01) Bradley A. Alford	07)	Joie A. Gregor
02) Thomas K. Brown	08)	Rajive Johri
03) Stephen G. Butler	09)	Richard H. Lenny
04) Sean M. Connolly	10)	Ruth Ann Marshall
05) Thomas W. Dickson	11)	Craig P. Omtvedt
06) Steven F. Goldstone
The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote of ONE YEAR for the following proposal:	1 Year	2 Years	3 Years	Abstain
						4. Recommendation, on an advisory basis, regarding the frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐
2. Ratification of the appointment of independent auditor for fiscal 2018			☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain

3. Advisory approval of the Company’s named executive officer compensation			☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ADMISSION TICKET

Conagra Brands, Inc. 2017 Annual Meeting of Shareholders

Friday, September 22, 2017

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 22, 2017. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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E31870-P96061

PROXY - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Proxy is Solicited by the Board of Directors for the

September 22, 2017 Annual Meeting of Shareholders.

The undersigned appoints each of Steven F. Goldstone and Sean M. Connolly as proxies, with full power of substitution, to vote all shares of common stock of Conagra Brands, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders and any adjournment or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, FOR ONE YEAR FOR ITEM 4, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card, and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 21, 2017.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this voting instruction card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31871-P96061	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA BRANDS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees for director:			☐	☐	☐

1. Election of directors

01) Bradley A. Alford	07)	Joie A. Gregor
02) Thomas K. Brown	08)	Rajive Johri
03) Stephen G. Butler	09)	Richard H. Lenny
04) Sean M. Connolly	10)	Ruth Ann Marshall
05) Thomas W. Dickson	11)	Craig P. Omtvedt
06) Steven F. Goldstone
The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote of ONE YEAR for the following proposal:	1 Year	2 Years	3 Years	Abstain
						4. Recommendation, on an advisory basis, regarding the frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐
2. Ratification of the appointment of independent auditor for fiscal 2018			☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain
3. Advisory approval of the Company’s named executive officer compensation			☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ADMISSION TICKET

Conagra Brands, Inc. 2017 Annual Meeting of Shareholders

Friday, September 22, 2017

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 22, 2017. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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E31872-P96061

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 22, 2017 Annual Meeting of Shareholders.

As a participant in the ConAgra Foods Employee Stock Purchase Plan (the “ESPP”), I hereby direct Computershare, as Trustee, to vote all shares of common stock I hold in this plan account in accordance with the instructions set forth on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND FOR ONE YEAR FOR ITEM 4.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date, and return this card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in the ESPP, your proportionate interest as of July 31, 2017 is shown on this voting instruction card and the instructions you provide will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes Computershare to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone, or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 19, 2017.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this voting instruction card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31873-P96061	KEEP THIS PORTION FOR YOUR RECORDS
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THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA BRANDS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees for director:			☐	☐	☐
1. Election of directors

01) Bradley A. Alford	07)	Joie A. Gregor
02) Thomas K. Brown	08)	Rajive Johri
03) Stephen G. Butler	09)	Richard H. Lenny
04) Sean M. Connolly	10)	Ruth Ann Marshall
05) Thomas W. Dickson	11)	Craig P. Omtvedt
06) Steven F. Goldstone
The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends a vote of ONE YEAR for the following proposal:	1 Year	2 Years	3 Years	Abstain
						4. Recommendation, on an advisory basis, regarding the frequency of future advisory votes on named executive officer compensation	☐	☐	☐	☐
2. Ratification of the appointment of independent auditor for fiscal 2018			☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain
3. Advisory approval of the Company’s named executive officer compensation			☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ADMISSION TICKET

Conagra Brands, Inc. 2017 Annual Meeting of Shareholders

Friday, September 22, 2017

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 22, 2017. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —

E31874-P96061

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 22, 2017 Annual Meeting of Shareholders.

As a participant in the TreeHouse Private Brands Retirement Income Savings Plan, I hereby direct T. Rowe Price as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND FOR ONE YEAR FOR ITEM 4.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date and return the card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in TreeHouse Private Brands Retirement Income Savings Plan, your proportionate interest as of July 31, 2017 is shown on this voting instruction card and the instructions you provide on this card will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes T. Rowe Price to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 19, 2017.

Continued and to be signed on reverse side